UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2013
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000
To Our Fellow Shareholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2013 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Monday, May 6, 2013 at the Company’s training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters.
Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.
This year, we are using the “notice and access” method of providing proxy materials via the internet. On or about March 27, 2013, we are mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2013 proxy statement and 2012 annual report to shareholders (including our 2012 annual report on Form 10-K) and how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.
Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.
Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.
Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on May 6.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2013 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Monday, May 6, 2013 at the Company’s training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, for the following purposes:

1.	To elect four (4) Class III members of the Board of Directors of the Company to serve until the 2016 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To approve the Company's 2014 CEO Annual Incentive Plan;

4.	To approve an amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan;

5.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

6.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on March 11, 2013 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
March 22, 2013
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2013: The Notice of Annual Meeting, Proxy Statement, and 2012 Annual Report to Shareholders (including the 2012 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2013 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, on May 6, 2013, commencing at 10:00 a.m., local time.
On June 8, 2011, the Company's Board of Directors authorized a two-for-one stock split of the Company's common stock in the form of a stock dividend of one share for each outstanding share. The stock dividend was paid on July 26, 2011 to holders of record at the close of business on July 6, 2011. The stock split did not change the proportionate interest that a shareholder maintained in the Company. In this proxy statement, all share and per share information, including options, restricted and performance stock awards, have been retroactively adjusted to reflect the two-for-one stock split.
PROXY SOLICITATION
For the 2013 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.

If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about March 27, 2013.
INFORMATION AS TO VOTING SECURITIES
On March 11, 2013, the record date for the annual meeting, there were 60,482,056 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class III directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Company's 2014 CEO Annual Incentive Plan, (iv) approve an amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan, and (v) ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class III directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. The advisory vote on executive compensation and the proposals for approval of the Company's 2014 CEO Annual Incentive Plan, the proposed amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan, and ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.

Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class III directors or any of the proposals on advisory approval of executive compensation or approval of the Company's 2014 CEO Annual Incentive Plan or the proposed amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of March 4, 2013, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	4,773,736	7.9%
Eugene Banucci	25,714	*
John P. DeVillars	13,640	*
Edward G. Galante	6,384	*
John F. Kaslow	10,248	*
Rod Marlin	179,908	*
Daniel J. McCarthy	37,840	*
John T. Preston	12,306	*
Andrea Robertson	15,174	*
James M. Rutledge	71,975	*
Thomas J. Shields	31,648	*
Eric W. Gerstenberg	16,469	*
David M. Parry	25,853	*
Brian P. Weber	17,579	*
All current directors and executive officers as a group (26 persons)	5,537,932	9.2%
_______________________

*	Less than 1%

(1)
Beneficial ownership has been determined in accordance with the SEC's regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company's common stock which may be acquired under stock options which are exercisable within 60 days of March 4, 2013: Dr. Banucci (12,000 shares), Mr. McCarthy (8,000 shares), Ms. Robertson (4,000 shares) and Mr. Shields (12,000 shares). None of the other directors and executive officers listed in the table held as of March 4, 2013 any stock options which are exercisable within 60 days of that date.

The following table shows each person or entity which, to the Company's knowledge, as of March 4, 2013, “beneficially owned” (as that term is defined above) 5% or more of the total of 60,482,056 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
T. Rowe Price Associates, Inc.	7,741,800	(1)	12.8%
100 E. Pratt Street
Baltimore, MD 21202

TimesSquare Capital Management, LLC	4,979,928	(2)	8.2%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

Alan S. McKim	4,773,736		7.9%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

The Vanguard Group	2,997,773	(3)	5.0%
100 Vanguard Blvd.
Malvern, PA 19355
_________________________

(1)
Based upon Amendment No. 2 to Schedule 13G dated as of December 31, 2012 filed with the SEC, T. Rowe Price Associates, Inc. is deemed to have beneficial ownership of 7,741,800 shares of common stock, of which such entity held sole dispositive power as to 7,741,800 shares and sole voting power as to 1,744,800 shares.

(2)
Based on Schedule 13G dated as of December 31, 2012 filed with the SEC, TimesSquare Capital Management, LLC is deemed to have beneficial ownership of 4,979,928 shares of common stock of which such entity held sole dispositive power as to 4,979,928 shares and sole voting power as to 3,905,324 shares.

(3)
Based on Schedule 13G dated December 31, 2012 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 2,997,773 shares of common stock, of which such entity held sole dispositive power as to 2,960,832 shares and sole voting power as to 39,541 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, James M. Rutledge, the Company's Vice Chairman, President and Chief Financial Officer, and Rod Marlin, a former consultant to the Company, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2012, the Board held nine meetings, of which six were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board also attended the 2012 annual meeting of shareholders.
The Board of Directors of the Company is currently composed of 11 directors classified into three classes. There are now four Class I directors, three Class II directors, and four Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class III directors, John P. DeVillars, Daniel J. McCarthy, Andrea Robertson and James M. Rutledge, will expire at the 2013 annual meeting. The Board has nominated Messrs. DeVillars, McCarthy and Rutledge and Ms. Robertson to stand for re-election as Class III directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In determining whether to recommend a director for re-election, the Committee and the full Board also consider the director's past attendance at meetings and contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2014 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than November 27, 2013. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's 11 current directors. Such directors consist of the four current Class III directors who will be standing for re-election at the annual meeting and the seven other current directors who are not now standing for re-election but who will continue to serve in accordance with their current terms as Class I or Class II directors. This includes information each director has provided about his or her age, positions he or she now holds, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings which might be relevant to service as a director in which he or she has been involved during the past ten years. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value their significant experience on other company boards of directors and board committees.
Directors Standing for Re-election at the Meeting
This year there are four nominees standing for re-election as Class III directors: John P. DeVillars, Daniel J. McCarthy, Andrea Robertson and James M. Rutledge.
John P. DeVillars, age 63, is the Managing Partner of BlueWave Capital, LLC, a privately-owned renewable energy development company with development projects in New England, South Africa and the Caribbean. Mr. DeVillars is currently a director of Next Step Living, a private residential and commercial energy efficiency company. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a private company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. In March 2012, Mr. DeVillars was appointed by the Administrator of the U.S. Environmental Protection Agency to the National Advisory Council on Environmental Policy and Technology, the Agency's leading panel of independent, outside advisors on policy, management and technology. Mr. DeVillars holds a BA from the University of Pennsylvania and an MPA from Harvard University. He has served as a director of the Company since 2001 and serves on the Board's Compensation Committee. In addition to Mr. DeVillars' considerable knowledge of the environmental services industry and regulations, he brings to the Board unique knowledge of the highly regulated environmental services industry from a governmental perspective.
Daniel J. McCarthy, age 80, is a Professor of Global Management and Innovation at Northeastern University's D'Amore - McKim School of Business. He has taught at the Northeastern University's School of Business since 1972, prior to which he was President of Computer Environments Corporation, a public company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization as a member of its Audit Committee and as Chairman of its Investment Committee. Dr. McCarthy also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., a private company. Dr. McCarthy holds a BA and an MBA from Dartmouth College and a DBA from Harvard Business School. Dr. McCarthy is the longest serving non-employee member of the Company's Board. He is personally familiar with all senior management of the Company and communicates well with that group. He has served on the Board's Compensation Committee since 1987. He was elected in 2005 by the Board as Lead Director and continues to serve in that capacity. Dr. McCarthy's long tenure of service on the Board gives him a unique perspective of the Company and a considerable knowledge of the environmental services industry.
Andrea Robertson, age 55, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College and the Board of Directors of Prevent Child Abuse America. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act and serves on the Board's Audit Committee. Ms. Robertson brings to the Board considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions.
James M. Rutledge, age 60, is Vice Chairman of the Company's Board of Directors, President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional Director and Vice Chairman and on August 20, 2012 as President. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin

Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University. Mr. Rutledge's prior experience as the chief financial officer for the Company and four previous publicly-held companies give him valuable insight into financial and financial reporting matters.
Directors Not Standing for Re-election at the Meeting
Eugene Banucci, age 69, is the founder, a director and former Executive Chairman of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. From 2005 until February 2010, he served as a director of Zygo Corporation, a public company. He also serves on the Board of a number of private companies including NexPlanar Corporation and Cambrios Technologies Corporation. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and is the Chairman of the Board's Compensation Committee and a member of the Board's Audit Committee. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies. His current term as a Class I director will expire in 2014.
Edward G. Galante, age 62, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern's Board of Trustees and as an Executive-in-Residence in its D'Amore - McKim School of Business Administration. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he chairs the compensation and executive development committees and sits on the governance and nominating committee; Foster Wheeler Ltd. (NASDAQ: FWLT), where he sits on the audit committee and chairs the compensation and executive development committee; Celanese Corporation (NYSE: CE); Junior Achievement Worldwide; and the United Way Foundation and United Way of Metropolitan Dallas. The Company's Board of Directors elected Mr. Galante as an additional director on September 21, 2010 and also then appointed him to the Corporate Governance Committee. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, which accounts for a significant portion of the Company's business, Mr. Galante's responsibility for Exxon Mobil's Public Affairs and Safety, Health and Environmental activities and his services as a director and board committee member of three other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters. His current term as a Class I director will expire in 2014.
John F. Kaslow, age 80, is the retired Executive Vice President and Chief Operating Officer of New England Electric System (“NEES”), an electric power company now owned by National Grid. He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES, he served as an Executive Advisor to the Electric Power Research Institute from 1990 until 1998 and continues to serve as an electric power industry consultant. Mr. Kaslow also served as a director and chairman of the board of the Doble Engineering Company, a private company, and as a director of the New England Council and Merrimack College. He holds a BS from the University of Massachusetts - Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He served as a director of the Company from 1991 to 2005 and returned to its Board in February of 2007. Mr. Kaslow has served 19 years on the Board's Audit Committee and 16 years on the Board's Corporate Governance Committee including, since 2010, as Chairman. He also brings to the Board considerable experience and knowledge of the electric power industry that is an important customer for the Company. His current term as a Class I director will expire in 2014.
Alan S. McKim, age 58, founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business. He now serves on Northeastern University's Board of Trustees, and he holds an honorary doctorate from the Massachusetts Maritime Academy. Mr. McKim is recognized as an industry leader, with over 30 years experience in the environmental services business, and is the largest individual shareholder of the Company. His current term as a Class II director will expire in 2015.
Rod Marlin, age 65, was the President and Chief Executive Officer of Eveready Inc., a public company listed on the Toronto Stock Exchange headquartered in Edmonton, Alberta, and its predecessors from 2002 until the Company's acquisition of Eveready on July 31, 2009. From July 31, 2009 until July 31, 2010, Mr. Marlin served as a consultant to the Company and rendered certain services relating to the integration into the Company of the business formerly conducted by Eveready. Mr. Marlin was a director or trustee of Eveready and its predecessors between 1999 and 2009, a general manager of Eveready and its predecessors from 1999 to 2002, and actively involved with Eveready and its predecessors between 1995 and 2009. Prior thereto, from 1967 until its sale in 1993, Mr. Marlin was the founder and President of Marlin Travel Group, a private company. Mr. Marlin became a director of the Company upon the closing of the Company's acquisition of Eveready on July 31, 2009. He currently serves as a director, chair of the governance, compensation and nominating committee, and member of the audit committee of Temple Hotels Inc., a public company listed on the TSX Venture Exchange, Chairman of the Board of Directors and Chief Executive Officer of Entrec Corporation, a public company listed on the TSX Venture Exchange, and a director of GPS Investment Corp., a capital pool company seeking a potential acquisition. Approximately 42% of Clean Harbors' total revenues during 2012 were recorded in Canada. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling various Canadian businesses. His current term as a Class II director will expire in 2015.
John T. Preston, age 63, is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a Board Advisor for Mars, Incorporated, a private company, and a director of numerous other private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University. He has served as a director of the Company since 1995 and now serves on the Corporate Governance Committee. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance. His current term as a Class II director will expire in 2015.
Thomas J. Shields, age 65, is a Managing Director of Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He served as the presiding director and chairman of the audit committee of B.J.'s Wholesale Club, Inc., a public company, and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. He has served as Chairman of the Audit Committee of the Board since 2005 and serves on the Corporate Governance Committee, and he is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board his considerable investment banking skills and experience as a director of private and public companies. His current term as a Class I director will expire in 2014.
Election of each of the four Class III directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. DeVillars, McCarthy and Rutledge and Ms. Robertson as Class III directors of the Company for a three-year term, until the 2016 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. DeVillars, McCarthy and Rutledge and Ms. Robertson as Class III directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and all public Massachusetts corporations have by law a staggered board of directors with either two or three classes of directors unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board of directors promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board of Directors. The Lead Director is a non-management, independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Daniel J. McCarthy has served as Lead Director since 2005 and a member of the Board since 1987.
The Company's Board believes this board leadership structure is the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman of the Board and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company through its growth for the benefit of the shareholders, employees and other interested parties. The Board believes that, particularly because Mr. McKim is the Company's largest individual shareholder, Mr. McKim has always placed major emphasis on the interests of the shareholders. The Board also believes this structure is appropriate because eight of the current 11 members of the Company's Board of Directors are “independent,” as described below under “Corporate Governance - Director Independence,” and the Board elects from the independent directors a Lead Director with the authority described above.

Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters of each of the Board's committees as described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board of Directors be “independent” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, John P. DeVillars, Edward G. Galante,

John F. Kaslow, Daniel J. McCarthy, John T. Preston, Andrea Robertson and Thomas J. Shields. Accordingly, the Board has determined that eight out of the total of 11 current members of the Board are independent. The Board has determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that each of Alan S. McKim, James M. Rutledge and Rod Marlin are not independent. Alan S. McKim and James M. Rutledge are, respectively, the Company's Chairman and Chief Executive Officer, and Vice Chairman, President and Chief Financial Officer, and, in such capacities, each of them is an employee of the Company. Rod Marlin was the former President and Chief Executive Officer of Eveready Inc., which became a subsidiary of the Company on July 31, 2009. Mr. Marlin's holding company also received from the Company during 2009 Cdn $752,561 in connection with the termination of a consulting agreement which such company previously had with Eveready and Mr. Marlin's agreement not to complete with, and to provide certain consulting services to, the Company. Between July 31, 2009 and July 31, 2010, Mr. Marlin also served as a consultant to the Company, and the Company paid $125,000 and $175,000 to Mr. Marlin's holding company as consulting fees for services rendered by Mr. Marlin to the Company during 2009 and 2010, respectively.

Board Committees
The Board has established three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that each of the committees of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each member of each committee is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are two of the members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three committees are appointed by the Board, and each committee operates under a charter approved by the Board. As described above, those charters are available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Audit Committee
During 2012, Thomas Shields, Chairman, Eugene Banucci, John Kaslow and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, and fulfill its oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management. During 2012, there were four meetings of the Audit Committee.
Compensation Committee
During 2012, Eugene Banucci, who now serves as Chairman, Daniel McCarthy, who served as Chairman prior to June 2012, John DeVillars and Andrea Robertson served on the Compensation Committee. The primary responsibilities of the Compensation Committee are to recommend the base salary for the Chief Executive Officer to the full Board of Directors, manage the Company's management incentive cash bonus plans (which now consist of the CEO Annual Incentive Bonus Plan and the Management Incentive Plan, each as described below under “Compensation Discussion and Analysis”), equity incentive plans and employee stock purchase plan, review and approve other senior executive officer compensation, review and approve corporate management compensation policies, and oversee the trustees of the Company's 401(k) Plan. The Committee also works with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff and determining over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events (such as a major acquisition or change in GAAP) which become effective during such year. Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving those goals during the year and determines the level of bonuses (if any) which are payable to the CEO and senior executive staff based on such level of achievement. The Compensation Committee held four meetings during 2012, of which two were by written consent.

Corporate Governance Committee
During 2012, John Kaslow, Chairman, Edward Galante, John Preston and Thomas Shields served on the Corporate Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and board officers, recommend committee structures, review director independence and compensation, monitor the Company's social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held two meetings during 2012, of which one was by conference call.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Dr. Banucci, Mr. McCarthy, Mr. DeVillars and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o David T. Musselman, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or musselman.david@cleanharbors.com. All correspondence received as such will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing and plans to address any significant potential vulnerability.

DIRECTOR COMPENSATION
The Company's policy during 2012 was to pay in cash to each non-employee director an annual retainer fee of $40,000, plus $6,000 for serving on the Compensation Committee or Corporate Governance Committee, $10,000 for serving on the Audit Committee, $20,000 for serving as Chairman of the Audit Committee, and $10,000 for serving as Chairman of the Compensation Committee or Corporate Governance Committee. The Company also paid an additional $10,000 to the Lead Director. Directors were also reimbursed for the expenses they incurred in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, the Company's policy during 2012 was to grant under the Company's 2010 Stock Incentive Plan promptly following the annual meeting of shareholders to each of the non-employee directors then elected or then serving as continuing directors such number of restricted shares of the Company's common stock as would have a market value of $75,000 determined based on the 15 trading days ending five days prior to the date of such meeting. Promptly following the Company's annual meeting on May 7, 2012, the Company therefore issued 1,140 restricted shares of common stock to each of the nine non-employee directors, with such restricted shares having a market value of $70,247 on the date of grant. Such shares will vest at the start of the 2013 annual meeting of shareholders provided such directors continue to serve as directors through such date.

The following table describes the compensation paid by the Company to each of its non-employee directors during 2012:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$58,000	$70,247	—	—	$128,247
John P. DeVillars	$46,000	$70,247	—	—	$116,247
Edward G. Galante	$46,000	$70,247	—	—	$116,247
John F. Kaslow	$60,000	$70,247	—	—	$130,247
Rod Marlin	$42,305	$70,247	—	—	$112,552
Daniel J. McCarthy	$58,000	$70,247	—	—	$128,247
John T. Preston	$46,000	$70,247	—	—	$116,247
Andrea Robertson	$53,000	$70,247	—	—	$123,247
Thomas J. Shields	$66,000	$70,247	—	—	$136,247
_____________________________

(1)
The fair value of stock awards is calculated in accordance with FASB ASC Topic 718 based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. The aggregate number of unvested restricted shares held by each non-employee director as of December 31, 2012 was as follows: Dr. Banucci (1,140 shares), Mr. DeVillars (1,140 shares), Mr. Galante (1,140 shares), Mr. Kaslow (1,140 shares), Mr. Marlin (1,140 shares), Dr. McCarthy (1,140 shares), Mr. Preston (1,140 shares), Ms. Robertson (1,140 shares) and Mr. Shields (1,140 shares).

(2)
None of the non-employee directors were granted any stock options during 2012, nor were any stock options held by them repriced or otherwise modified. The aggregate number of shares (vested and unvested) subject to stock options held by each non-employee director as of December 31, 2012 was as follows: Dr. Banucci (12,000 shares), Mr. McCarthy (8,000 shares), Ms. Robertson (4,000 shares) and Mr. Shields (12,000 shares).

EXECUTIVE OFFICERS
The Company’s current executive officers and their respective ages as of March 4, 2013, are as follows:

Name	Age	Position
Alan S. McKim	58	Chairman of the Board of Directors and Chief Executive Officer
James M. Rutledge	60	Vice Chairman of the Board, President and Chief Financial Officer
John R. Beals	58	Senior Vice President, Controller and Principal Accounting Officer
Jerry E. Correll	63	Executive Vice President – Environmental Sales*
Robert M. Craycraft II	43	President, Safety-Kleen Environmental Services*
George L. Curtis	52	Executive Vice President – Pricing and Proposals*
David E. Eckelbarger	50	Executive Vice President, Safety-Kleen Branch Sales & Service*
Deirdre J. Evens	49	Executive Vice President – Human Resources*
Steven R. Fusco	52	Executive Vice President and Chief Information Officer*
Eric W. Gerstenberg	44	President, Environmental Services*
Curt C. Knapp	54	Executive Vice President – Refinery Sales and Marketing*
Marvin Lefebvre	55	Executive Vice President – Seismic Services*
David T. Musselman	52	Senior Vice President and General Counsel
David M. Parry	46	President, Industrial and Field Services*
Laura L. Schwinn	48	President, Oil & Gas Field Services*
Michael J. Twohig	49	Executive Vice President and Chief Administrative Officer*
Brian P. Weber	45	Executive Vice President – Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.
Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors and Chief Executive Officer. He has been a director of the Company since its formation and serves as a director of most of the Company's subsidiaries. Mr. McKim holds an MBA from Northeastern University.
James M. Rutledge is Vice Chairman of the Company's Board of Directors, President and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional Director of the Company and Vice Chairman of the Board and on August 20, 2012 as President. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University.
John R. Beals is Senior Vice President, Controller and Principal Accounting Officer. Mr. Beals joined the Company in August 2006. Mr. Beals was previously Vice President and Corporate Controller at 3Com Corporation, a publicly-held digital electronics manufacturer, from October 2005 to August 2006. Prior to August 2006, he was at The First Years Inc. for 19 years, a publicly-held developer and marketer of juvenile products, where he held positions of increasing responsibility, including Treasurer, Controller and Chief Financial Officer, and Senior Vice President - Finance. He began his career with Deloitte & Touche and was promoted to the level of audit manager with the firm. Mr. Beals, a certified public accountant, holds a BA in Accounting from the University of Massachusetts.
Jerry E. Correll is Executive Vice President - Environmental Sales. Mr. Correll joined the Company in 2002, and has served in a variety of prior management positions including most recently Senior Vice President - Environmental Sales. From 1986 to 2002, Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp., including

Regional Vice President - Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a BS in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.
Robert M. Craycraft II is President, Safety-Kleen Environmental Services. Mr. Craycraft joined the Company in December 2012 in connection with the Company's acquisition of Safety-Kleen, Inc. From April 2011 to December 2012, he was the President and Chief Executive Officer and a director of Safety-Kleen. He was previously the President of Ashland Distribution, a division of Ashland, Inc., the parent company of Valvoline, where he led Ashland's chemicals, plastics, environmental services and composites businesses in North America, Europe and China. Mr. Craycraft holds a BA in Economics from Vanderbilt University.
George L. Curtis is Executive Vice President - Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.
David E. Eckelbarger is Executive Vice President, Safety-Kleen Environmental Services. He joined the Company in December 2012 in connection with the Company's acquisition of Safety-Kleen. From 2002 to 2012, he held several executive positions with Safety-Kleen, most recently Executive Vice President, Environmental Services, responsible for Safety-Kleen's environmental services, parts cleaning and used oil collection business. Mr. Eckelbarger is a graduate of the United States Military Academy and holds an MBA from Harvard University.
Deirdre J. Evens is Executive Vice President - Human Resources. Ms. Evens joined the Company in June 2007 and recently served as Executive Vice President of Corporate Sales and Business Development. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ's Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a global provider of instant photography, digital imaging and consumer electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid's Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a BS in Engineering from Cornell University.
Steven R. Fusco is Executive Vice President and Chief Information Officer. He joined the Company in 2010 as the Chief Information Officer and Senior Vice President of Technology. Prior to joining Clean Harbors, Mr. Fusco was Senior Vice President of Technology at Devonshire Investors, a private equity arm of Fidelity Investments, where he worked for 18 years. Mr. Fusco was responsible for the technology oversight and stewardship of 14 different businesses in various business sectors. Mr. Fusco was also responsible for Devonshire's data centers and acted as chief information officer of many of their national and international companies. Prior to Devonshire, Mr. Fusco worked as Data Manager for GTE Government Systems where he contributed to the Peacekeeper and Minuteman missile systems. Mr. Fusco holds a BA in Business Administration from Northeastern University and also completed a two year Fidelity Executive MBA LEAD program at Babson College.
Eric W. Gerstenberg is President, Clean Harbors Environmental Services. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company, including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.
Curt C. Knapp is Executive Vice President - Refinery Sales and Marketing. Mr. Knapp joined the Company in December 2012 in connection with the Company's acquisition of Safety-Kleen, Inc. From 2008 to December 2012, he served in various sales and marketing capacities in Safety-Kleen's oil re-refining business and, in 2011, was appointed as Safety-Kleen's Senior Vice President and Chief Marketing Officer. Before joining Safety-Kleen, Mr. Knapp served for more than 20 years in management capacities at The Marketing Arm, a part of the Omnicom Group, Waste Management Inc., Sunoco Lubricants, Warren Distribution and Castrol North America. He began his career as a process engineer for Texaco Chemical Company. Mr. Knapp holds a BS in biochemical engineering from Rutgers College of Engineering and an MBA in finance from Rutgers Graduate School of Management.
Marvin Lefebvre is Executive Vice President - Seismic Services. He joined the Company as Executive Vice President - Exploration Services in connection with the Company's acquisition of Eveready Inc. on July 31, 2009. Prior to that acquisition, Mr. Lefebvre was Vice President, Operations of Eveready since March 2005. Prior to March 2005, Mr. Lefebvre was the President

and Chief Executive Officer of the former River Valley Energy Services Ltd., the predecessor to River Valley Income Fund, from July 2002 until the completion of the reorganization of that entity into River Valley Income Fund. Mr. Lefebvre was also the director and sole shareholder of River Valley Construction Ltd. from 1988 to 2000 and the President and a director of River Valley Contracting Ltd. and River Valley Drilling Inc. from 2000 until its amalgamation with its parent company, the former River Valley Energy Services Ltd.
David T. Musselman is Senior Vice President and General Counsel. Mr. Musselman joined the Company in September 2011. From 2003 to 2011, he was Vice President, General Counsel and Secretary of International Power America, Inc., the North American operation of International Power plc, a global independent power generation company. From 2000 to 2003, he was Assistant General Counsel, Commercial and Transactional Services Group, of American Electric Power Company, Inc., and from 1989 to 2000, he was Senior Counsel in the Regulatory, Environmental and Corporate Finance Groups, at Cinergy Corp. (now Duke Energy Corporation). Mr. Musselman holds a BA from Albion College, a JD from Case Western Reserve University School of Law, and an MBA from Indiana University's Kelley School of Business.
David M. Parry is President, Industrial and Field Services. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including most recently President, Energy and Industrial Services. He also previously held the positions of Executive Vice President - Energy and Industrial Services, Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.
Laura L. Schwinn is President, Oil & Gas Field Services. Ms. Schwinn joined the Company in March of 2013. From 2002 to 2013, she served in a variety of domestic and international management positions at Halliburton, including Vice President - Drill Bits & Services Product Service Line, Director - Global Strategic Marketing & Development for the Drilling & Evaluation Division, and Director - Strategic Marketing for Landmark Products & Services. Prior to her time at Halliburton, Ms. Schwinn held positions at Schlumberger Corporation, Pengrowth Royalty Trust and Walwyn Stodgel Cochran Murray Investment Bank. Ms. Schwinn holds a Bachelor of Commerce and International Business from the University of Victoria in British Columbia.
Michael J. Twohig is Executive Vice President and Chief Administrative Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Senior Vice President and Chief Information Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.
Brian P. Weber is Executive Vice President - Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS
For the fiscal year from January 1 to December 31, 2012, the Company paid real property rental and related costs and equipment rental and repair costs totaling $1.8 million to companies controlled or influenced by Rod Marlin, a director of the Company, and Marvin Lefebvre, Executive Vice President - Seismic Services of one of the Company's Canadian subsidiaries or by members of their families. Such rental and repair transactions occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described in the preceding paragraph, the Company did not participate during 2012 in any transactions involving amounts exceeding $120,000 in which any of the Company's directors (including director nominees), executive officers or beneficial holders of more than 5% of the Company's common stock, nor any of their immediate family members, had a direct or indirect material interest.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Company's executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2008 to December 31, 2012, a total shareowner return of 113%, compared to −1% for the NYSE Composite Index and −36% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).
The Compensation Committee of the Company's Board of Directors believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives provided in the form of time-vesting restricted shares (with the majority of restricted shares being performance-based), the Company's cash bonus and equity incentive programs are entirely performance-based. Furthermore, in establishing on an annual basis the performance goals for performance-based cash bonuses and restricted stock grants, the Committee has set those goals at a fairly high level.
As more fully described below, the Compensation Committee designs the Company's compensation programs so that if all performance goals for cash bonuses and equity incentives are satisfied, approximately 60% of total potential compensation for each executive officer will be performance-based and the remaining 40% will be in the form of base salary and benefits and time-vesting restricted shares. However, because the performance goals established by the Committee for 2012 were either not achieved or were only partially achieved, none of the cash bonus which could potentially be earned under the Company's CEO Annual Incentive Bonus Plan for 2012 became payable, only 36% of total cash bonuses which could potentially be earned under the Company's Management Incentive Plan (for senior managers other than the CEO) became payable, and none of the performance-based restricted shares granted under the Company's 2012/2013 Long-Term Equity Incentive Program vested during 2012. Furthermore, Alan S. McKim, the Company's founder and Chief Executive Officer, has always refused to accept any form of equity incentive, and the Company has not granted stock options to any of its other executive officers in the past five years.
Some of the key factors which related to performance-based compensation for 2012 were as follows:

•	The Company's total revenue increased by 10.3% to $2.19 billion, compared with $1.98 billion for 2011.

•
The Company's reported “Adjusted EBITDA” increased 6.8% to $373.8 million, compared with $350.0 million for 2011. The Company's Adjusted EBITDA is reported (and reconciled to the Company's net income and net cash provided by operating activities) on pages 29-31 of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 which accompanies this proxy statement. Adjusted EBITDA consists of net income, as determined in accordance with generally accepted accounting principles (“GAAP”), plus accretion of environmental liabilities, depreciation and amortization, net interest expense and provision for income taxes, and also excludes loss on early extinguishment of debt, other (income) expense, and income (loss) from discontinued operations, net of tax, as these amounts are not considered part of normal business operations.

This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company's Chief Executive Officer (the “CEO”), the two persons who served during portions of 2012 as the Company's Chief Financial Officer (the “CFO”), and the three other executive officers who had the highest total compensation for 2012 as set forth in such Table (these six executive officers being collectively referred to below as the “Named Executive Officers”). This Compensation Discussion and Analysis will discuss corporate and individual performance goals for senior executive officers, including the Named Executive Officers. These goals are disclosed in the limited context of the Company's executive compensation programs. You should not interpret them as statements of the Company's expectations or as any form of guidance. We caution you not to apply the statements or disclosures in the Compensation Discussion and Analysis in any other context.

Role of the Compensation Committee
The Compensation Committee of the Board of Directors (the “Committee”) currently consists of four independent directors. The Committee's major responsibilities include the recommendation to the full Board of the base salary for the Company's CEO, management of the Company's management incentive bonus, equity incentive and employee stock purchase plans, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, and oversight of the trustees of the Company's 401(k) Plan. As part of such responsibilities, the Committee administers the Company's CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans as described below.
On March 30, 2012, the Committee delegated to Alan S. McKim, the Company's CEO, authority to issue (primarily to newly hired employees) during 2012 up to a total of 20,000 performance-based restricted stock awards under the Company's 2012/2013 Long-Term Equity Incentive Program and up to a total of 20,000 time-vesting restricted stock awards under the Company's 2010 Stock Incentive Plan, each as described below, provided that no one individual would receive more than 1,500 of such performance-based shares and 1,500 of such time-vesting restricted shares. All other cash bonus and equity incentive awards for the CEO and other senior executive officers are granted by the Committee. The Committee works with the CEO near the beginning of each year to establish criteria and performance goals for awards under the Company's incentive bonus and equity incentive plans and then determines over the course of each year whether any modifications to such criteria and performance goals are appropriate to adjust for the effects of extraordinary events (such as a major acquisition or change in GAAP). Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year have been achieved. The Committee also considers proposals from the CEO for determination of executive compensation for members of senior management other than the CEO.

Consideration of Recent Shareholder Advisory Votes on Executive Compensation
At the Company's annual meeting of shareholders held on May 7, 2012, the Company's shareholders approved by a favorable vote of 99.5% of the shares voted on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company's proxy statement for such annual meeting. The Compensation Committee has considered the results of that advisory vote in connection with its determination of compensation for 2013 by continuing the "pay-for-performance" philosophy and objectives used in prior years.

Compensation Philosophy and Objectives
The Compensation Committee's fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making up to 60% of total potential compensation performance-based. Compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted stock awards.
Use of Compensation Consultants
In order to evaluate the competitiveness and appropriateness of the Company's total compensation and mix of compensation for executive officers, the Compensation Committee on March 5, 2010, engaged CFS Consulting, Inc. (“CFS Consulting”), a firm specializing in development and implementation of executive compensation systems, to prepare a report on how the Company's compensation program for 2009 compared to the programs of the ten comparable companies described in that report, as well as to general figures based on larger regional and national surveys. CFS Consulting provided to the Committee a preliminary version of that report in July 2010 and the final report in August 2010. That 2010 report by CFS Consulting showed that the base salaries of the Company's executive officers for 2009 were generally in the bottom third of the base salaries paid by the comparable companies described in that report. Since delivery of that August 2010 report, the Compensation Committee engaged CFS Consulting to (i) further advise the Committee with respect to long-term incentive plans for senior management and (ii) provide an update on executive pay primarily in light of the increase during 2011 in the size of the Company (which had total revenues of $1.98 billion in 2011 as compared to $1.73 billion in 2010) and the related increase in the responsibilities of the Company's senior executive officers. CFS Consulting delivered to the Committee the supplemental report with respect to long-term incentive plans in May 2011 and the update on executive pay in November 2011, and the

Committee considered those reports for purposes of its decisions relating to executive compensation for 2012 described in this discussion and analysis. In November 2012, the Compensation Committee engaged CFS Consulting to perform a market executive total pay review for selected executive positions, particularly in light of the Company's anticipated significant increase in size during 2013 as a result of the Company's acquisition of Safety-Kleen on December 28, 2012. CFS Consulting delivered to the Compensation Committee in November 2012 a report based on that 2012 survey, but that report (which assumed that the 2013 revenues of the Company would increase to approximately $3.5 billion as a result of the Safety-Kleen acquisition) was not available to the Committee for purposes of its decisions relating to 2012 compensation. Except as described above, CFS Consulting did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2012, and the Committee believes that the work of CFS Consulting described above, which resulted from the hiring of such firm by the Committee for the purposes described above, did not result in any conflicts of interest.
For purposes of the CFS Consulting reports delivered in 2010 and 2011, in addition to evaluation of larger regional and national surveys, CFS Consulting compiled a list of peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with whom the Company competed during 2010-2012 for business and executive talent, and except for two significantly larger companies (Waste Management, Inc. and Republic Services, Inc.) and two significantly smaller companies (WCA Waste Corporation and Perma-Fix Environmental Services, Inc.), those peer companies generally had annual revenues for 2009 ranging from approximately 0.5 to 2.0 times the Company's annual revenue of $1.0 billion for 2009. The companies selected by CFS Consulting for purposes of those reports were:

Casella Waste Systems, Inc.	TRC Companies, Inc.
Energy Solutions, Inc.	US Ecology, Inc.
Perma-Fix Environmental Services, Inc.	Waste Connections, Inc.
Republic Services, Inc.	Waste Management, Inc.
Stericycle, Inc.	WCA Waste Corporation
Base Salary
The Compensation Committee seeks to set the executive officers' base salaries, together (except in the case of the CEO) with limited amounts of time-vesting restricted shares, at no more than 40% of each such officer's total potential compensation. In addition to base salaries and benefits available to all employees, the Committee provides the Named Executive Officers the opportunity to receive up to approximately 60% of their total compensation through performance-based cash bonuses and (except in the case of the CEO) increases in equity value through performance-based restricted stock awards.
As described above under “Use of Compensation Consultants,” the Compensation Committee retained CFS Consulting in 2010 and 2011 to prepare reports of how the Company's compensation program for 2009 and 2010 compared to the programs of the comparable companies described in those reports. The report delivered in November 2011 pointed out, in particular, the significant increase in responsibilities of the Named Executive Officers because of the increase in the size of the Company between 2010 and 2011 and because, in the case of Mr. Rutledge, he had become on June 9, 2011 the Vice Chairman of the Board as well as continuing as the Company's Chief Financial Officer and, in the case of Eric Gerstenberg and David Parry, they had been promoted on June 9, 2011, respectively, to President, Environmental Services and President, Energy & Industrial Services. The Committee determined at a meeting held on May 29, 2012, to increase the 2012 base salaries (retroactive to January 1, 2012) of certain of the Named Executive Officers, other than the CEO, in order to bring those base salaries into approximately the middle third of the comparable companies identified in the CFS Consulting reports. The Compensation Committee therefore increased the 2012 base salaries of Mr. Rutledge, from $380,000 to $435,000, Mr. Gerstenberg, from $375,000 to $395,000, and Mr. Parry, from $350,000 to $395,000.
Based on its review of the factors described above, the Compensation Committee also decided to recommend to the Company's full Board an increase (retroactive to January 1, 2012) in the 2012 base salary of Alan S. McKim, the CEO, from $850,000 to $950,000. The Board approved that recommendation on March 5, 2012. This increase was made in part because of the finding in the CFS Consulting reports that, particularly because of the absence of an equity component, Mr. McKim's total compensation is significantly lower than the average total compensation of his peers in the other surveyed public companies.

Benefits
The Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance; and participation in the Company's 401(k) and employee stock purchase plans.
Performance-Based Cash Bonuses
The Company now maintains two plans under which the Compensation Committee is authorized to grant cash bonuses to members of senior management based upon satisfaction of performance goals which are approved by the Committee during the first quarter of each fiscal year. Except for (i) a $100,000 bonus paid to Brian P. Weber, Executive Vice President - Corporate Planning and Development, related to the successful completion of the Company's acquisitions during 2012 (including the Safety-Kleen acquisition) and (ii) a $50,000 bonus paid to each of James M. Rutledge, Vice Chairman and President, related to the successful completion of the fourth quarter 2012 financings to partially finance the Safety-Kleen acquisition, and Eric W. Gerstenberg, President-Environmental Services, related to the successful completion of the Safety-Kleen acquisition, all of the cash bonuses paid to the Named Executive Officers and other senior executive officers for 2012 were calculated and paid in accordance with those two plans.

The first such plan is the CEO Annual Incentive Bonus Plan, which was approved by the Company's shareholders at the 2009 annual meeting. The purposes of the CEO Annual Incentive Bonus Plan are to provide an incentive each year for performance of the Company's CEO by making a significant percentage of the CEO's total compensation dependent upon the level of the CEO's or the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the “Code”). More information about the CEO Annual Incentive Bonus Plan and the cash bonus which the CEO could potentially earn for 2012 under that Plan is set forth below under “Chief Executive Officer Compensation.” See also “Approval of 2014 CEO Annual Incentive Plan” below in this proxy statement for a description of the proposal which the Compensation Committee and the Company's full Board of Directors have made seeking shareholder approval for an amendment and restatement of the Company's CEO Annual Incentive Bonus Plan.

The second such plan is the Management Incentive Plan (the “MIP”) under which the Compensation Committee can award cash bonuses to members of senior management other than the CEO. Acting on the recommendation of the Committee, the Company's Board of Directors adopted the MIP on December 8, 2008, and amended and restated the MIP on each of May 10, 2010 and March 5, 2012 in order to clarify the terms, conditions and other criteria for potential awards of cash bonuses under the MIP. The amended and restated MIP was approved by the shareholders at the 2012 annual meeting, and bonuses paid pursuant to the MIP are intended to be fully deductible under Section 162(m) of the Code.

The terms of potential cash bonuses for 2012 under the MIP, which were approved by the Committee on February 29, 2012, covered 49 managers. One additional participant in the 2012 MIP was subsequently added when that participant became a senior manager of the Company in August 2012. Such managers included all of the Named Executive Officers other than the CEO. Participants were eligible to earn a bonus (payable in the first quarter of 2013) equal to up to between 10% and 120% of their base salaries (depending on their level of management responsibility) if the Company achieved or exceeded certain targets based on the level of the Company's “MIP EBITDA.” MIP EBITDA consists of the Company's Adjusted EBITDA, as described above, with certain adjustments established by the Committee for amounts which are not derived from the Company's normal operations and over which the participants in the MIP do not exercise control. For 2012, these adjustments included acquisition expenses, amounts based on changes in environmental liability estimates and foreign currency conversion rates, and write-offs of certain assets not now used in normal operations. The threshold MIP EBITDA target to be achieved in 2012, as established by the Committee on February 29, 2012 in order for a participant to receive a minimum of 33.3% of the maximum potential bonus, was $370 million, and a participant under the MIP would receive his or her maximum potential bonus if the Company achieved a maximum MIP EBITDA target of $448 million.

The Committee determined on March 3, 2013 that the Company's MIP EBITDA for 2012 was $371.9 million, which exceeded the threshold performance goal for the 2012 MIP described above. The 49 participants in the MIP for 2012 who then remained employed by the Company therefore received cash bonuses equal to between 2.6% and 42% of their base salaries based on satisfaction of that threshold MIP EBITDA target. The Committee therefore granted on March 3, 2013 cash bonuses totaling $1.6 million to such 49 members of senior management. Each of the Named Executive Officers (other than the CEO and Mr. Gagnon, who served as the Company's CFO between August and December 2012) received the following amounts of such cash bonuses: Mr. Rutledge - $181,134; Mr. Gerstenberg - $164,478; Mr. Parry - $164,478 and Mr. Weber - $124,920. The CEO did not receive a cash bonus because, under the terms of the MIP, the CEO is not an eligible participant, and Mr. Gagnon resigned from the Company on February 4, 2013 and therefore was not eligible to receive a bonus under the MIP for 2012.
In addition to their right to receive bonuses along with the other members of senior management who participated in the MIP during 2012, the nine members of the Company's Executive Staff who reported directly to the CEO during 2012, including each of the Named Executive Officers other than the CEO, also participated during 2012 in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, each such member of the Executive Staff had a right to earn (in addition to the bonus available to all participants in the MIP for 2012 based on achievement of the MIP EBITDA goal described above) a bonus based on satisfaction of certain personal goals for 2012 approved by the Compensation Committee during the first quarter of 2012 or, in the case of Mr. Gagnon, within 30 days after he joined the Company in August 2012. Such potential bonus under the SEIP was between 3% and 9% of base salary for achievement of each personal goal, subject to a maximum of 30% of base salary if all such personal goals were fully satisfied. As in the case of the MIP bonus based on achievement of the MIP Adjusted EBITDA goal described above, Mr. Gagnon did not receive any SEIP bonus for 2012. The personal 2012 SEIP goals and the achieved bonuses (as a percentage of base salary) for each of the other Named Executive Officers (other than the CEO and Mr. Gagnon) were as follows:
James M. Rutledge, Vice Chairman, President (June 2012 - December 2012), and Chief Financial Officer (January - August 2012) - improvement of return on capital invested in certain projects (maximum payout of 6.0% with 3.0% achieved) reduction of selling, general and administrative expenses as a percentage of revenues to a targeted range below 12.8% (maximum payout of 6.0% with 3.0% achieved), reduction of average duration of outstanding accounts receivable to a targeted range below 75 days (maximum payout of 4.5% with 1.8% achieved), no material weaknesses and minimal deficiencies in internal controls over financial reporting (maximum payout of 3.0% achieved), timely issuance of internal monthly financial reports (maximum payout of 3.0% with 2.3% achieved), certain improvements to Adjusted EBITDA (maximum payout of 3.0% with 0% achieved), and implementation of organizational changes in Vice Chairman functions without impacting finance organization effectiveness (maximum payout of 4.5% achieved);
Eric W. Gerstenberg, President, Environmental Services - revenue growth of the Environmental Services business to a range of 95% to 100% of budgeted revenue (maximum payout of 9% achieved), increase in Adjusted EBITDA of the Environmental Services business to a range of 95% to 100% of budgeted Adjusted EBITDA (maximum payout of 9% with 6.8% achieved), reduction of average duration of outstanding receivables for Environmental Services customers to a targeted range below 75 days (maximum payout of 4.5% with 2.7% achieved), improved health and safety performance by the Environmental Services business with the business not to exceed a specified number of reportable incidents (maximum payout of 4.5% with 0% achieved), and submission of design and permit application for expansion of a specified incinerator by year end (maximum payout of 3% achieved);
David M. Parry, President, Energy and Industrial Services - revenue growth of the Energy and Industrial Services business to a range of 95% to 100% of budgeted revenue (maximum payout of 6.0% with 3% achieved), increase in Adjusted EBITDA of the Energy and Industrial Services business to a range of 95% to 100% of budgeted Adjusted EBITDA (maximum payout of 6.0% with 0% achieved), reduction of average duration of outstanding receivables for Energy and Industrial Services customers to a range below 75 days (maximum payout of 6% with 3% achieved), improved health and safety performance by the Energy and Industrial Services business with the business not to exceed a specified number of reportable incidents (maximum payout of 6.0% with 0% achieved), and development of plan to start construction of a specified project by year end (maximum payout of 6.0% achieved); and
Brian P. Weber, Executive Vice President - Corporate Planning and Development - harmonization of Company-wide safety programs (maximum payout of 7.5% with 3.5% achieved), improvement of Company-wide health and safety performance in order to not exceed a specified number of reportable incidents (maximum payout of 7.5% with 0% achieved), improvements to technology and workflow to create a more efficient health and safety coverage model (maximum payout of 7.5% achieved), and organization of improved staff available for travel, training and providing ongoing post-closing support for newly acquired businesses (maximum payout of 7.5% achieved).

Based on their satisfaction during 2012 of their respective personal goals described above, each of the foregoing Named Executive Officers received the following SEIP bonuses: Mr. Rutledge - $76,342; Mr. Gerstenberg - $84,925; Mr. Parry - $47,400; and Mr. Weber - $56,250.
The Committee believes that the MIP EBITDA targets and personal goals established under the MIP for 2012 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company's performance during that year. The Committee also believes that such targets and personal goals did not encourage any of the participants to cause the Company to take any excessive risks in connection with achieving such goals and that, by including in the personal goals of certain of the Named Executive Officers improvements in health, safety and compliance statistics of the Company or the divisions over which those Named Executive Officers exercise control, the goals were consistent with reducing the Company's overall risks.
Long-Term Equity Incentives
The final element of compensation for executives (other than the CEO) is long-term equity incentives, designed to align the interests of participants with those of the Company's shareholders and to encourage retention of senior executives through periodic vesting. Because of his substantial holding of shares of the Company's common stock derived from being the Company's founder, Alan S. McKim, the CEO, has always in the past refused to accept any grant of an equity incentive, and the Compensation Committee believes that awarding or not awarding Mr. McKim equity compensation would not have any bearing on his 100% commitment to the goals of the Company's shareholders. Since 2005, the Compensation Committee has also not provided stock options to any other executive officers and all of the equity incentives provided to any executive officers have been in the form of awards of restricted stock.
Prior to 2010, awards of non-performance-based restricted stock, with vesting contingent upon continued employment, were generally limited to newly-hired or promoted employees. However, based on the Committee's understanding (which was confirmed by the CFS Consulting Report received by the Committee in 2010 as described above) that the base salaries of the Company's Named Executive Officers were generally in the bottom third of the base salaries paid by comparable companies and the Committee's recognition of the importance of the executive officers to the Company, the Committee commenced in 2010 granting to executive officers (other than the CEO) and other senior managers a limited number of shares of non-performance restricted shares which vest over time depending on continued employment. During 2012, the Committee granted a total of 155,001 such shares to a total of 92 executive officers and other senior managers with vesting over either a three-year or a five-year period, in each case subject to continued employment. Pursuant to such grants, Mr. Rutledge, the Vice Chairman, President (from June 2012) and CFO (from January to August 2012), received 3,186 such shares, Mr. Gagnon, the CFO from August to December 2012, received 5,994 such shares (none of which will vest because of Mr. Gagnon's resignation from the Company on February 4, 2013), Mr. Gerstenberg, President-Environmental Services, received 2,893 such shares, Mr. Parry, President-Energy and Industrial Services, received 2,893 such shares, and Mr. Weber, Executive Vice President - Corporate Planning and Development, received 1,758 such shares.
As described above, the Committee has also since 2005 granted performance-based restricted stock awards as a form of long-term equity incentive under the Company's Stock Incentive Plans. Under Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plans, the Committee grants to members of the Strategic Leadership Team (“SLT”) performance-based restricted stock awards with two-year targets and certain additional vesting requirements based upon continued employment with the Company.
During 2011, the Committee made awards of performance-based restricted shares under a 2011/2012 LTEIP with vesting subject to achievement by the end of 2012 of two specified performance goals, namely revenue of $1.75 billion (subject to adjustment in the event of any future significant acquisitions) and an Adjusted EBITDA Margin (Adjusted EBITDA divided by revenue) of at least 17.3%. Because of the Company's strong performance in 2011, both of those goals were satisfied by December 31, 2011, and therefore all of the performance-based restricted shares granted under the 2011/2012 LTEIP became vested (subject to certain continued employment requirements) as of December 31, 2011, and no additional shares were available under the 2011/2012 LTEIP to become vested based on the Company's performance during 2012.
On February 29, 2012, the Committee established the following performance goals for a 2012/2013 LTEIP: revenue of at least $2.45 billion (40%), Adjusted EBITDA Margin (Adjusted EBITDA divided by revenue) of at least 19.3% (40%), and safety performance as measured by the total recordable incident rate (“TRIR”) of no more than 1.25 (20%). Each of those three performance goals would be determined independently, with the respective number of the total shares which could potentially vest under any award based on achievement of that goal to be determined by multiplying the total number of shares subject to such award by the percentage shown after each goal in the preceding sentence. If any one or more of those performance goals were achieved by December 31, 2012, 50% of the shares which could potentially vest based on achievement of that goal would vest on March 31, 2013 and 50% would vest on December 31, 2013, in each case subject to continued employment on that respective date. For any performance goal which was not satisfied by December 31, 2012 but became satisfied by December 31, 2013, the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on March 15, 2014, December 15, 2014 and December 15, 2015, subject to continued employment on those dates. If any of the goals were not satisfied by December 31, 2013, all of the shares which could potentially vest based on achievement of that goal would be forfeited.
On March 30, 2012, the Committee granted a total of 68,719 performance-based restricted stock awards under the 2012/2013 LTEIP to a total of 78 members of the SLT, not including the CEO. Depending upon the level of responsibility of a particular executive within the SLT, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2011 at 30%, 40% or 60% of base compensation. Each of the Named Executive Officers, other than the CEO and Mr. Gagnon, then received the maximum 60%. On June 25, 2012, one of the 78 members of the SLT (who is not a Named Executive Officer) also received an additional 400 performance-based restricted stock awards. On September 11, 2012, upon joining the Company, Mr. Gagnon received a grant of 1,392 performance-based shares under the 2012/2013 LTEIP reflecting the fact that he would be employed for approximately four months of 2012.
Section 10(i)(3) of the Company's 2010 Stock Incentive Plan, under which the Committee has since 2010 established the Company's LTEIPs, provides that in determining whether performance goals have been satisfied during a relevant performance period, the Committee may exclude the impact of an event or occurrence, such as a major acquisition, which the Committee determines should appropriately be excluded. Each of the performance-based restricted stock award agreements issued under the 2012/2013 LTEIP therefore provided that (i) the Committee had the right, in its sole discretion, to modify during 2012/2013 any or all of the performance goals established by the Committee under the 2012/2013 LTEIP for such events as acquisitions, asset sales, changes in accounting, or other unanticipated significant corporate events occurring during the performance period which distort normalized operations and (ii) the Committee had the sole right to determine whether the Company has achieved the performance goals (as adjusted if appropriate) and certify such achievement in accordance with the 2010 Plan. Section 10(f) of the 2010 Plan also provides that the Committee may amend, modify or terminate any outstanding award, without the consent of the participant holding such award, if the Committee determines that the action, taking into account any related action, would not materially and adversely affect the participant's rights under the Plan.
At their meeting held on March 3, 2013, the Committee determined that although none of the performance goals for the 2012/2013 LTEIP had been satisfied in 2012, the Company's acquisition on December 28, 2012 of Safety-Kleen would virtually assure that the revenue goal of $2.45 billion would be achieved in 2013 if the Committee did not modify that goal. This would be true even if the combined revenues during 2013 of Clean Harbors and Safety-Kleen did not improve from the performance of the combined stand-alone entities during 2011. The Committee believed such a result would not be consistent with the objective of the 2010 Plan that performance-based shares should vest only if the Company's performance improved, as determined by achievement of performance goals established by the Committee and modified, if deemed appropriate by the Committee, to address events such as major acquisitions occurring during the performance period. Because of the significant integration of the respective businesses of Clean Harbors and Safety-Kleen which will occur in 2013, the Committee also concluded it would not be practical for the Committee to determine in the first quarter of 2014 whether Clean Harbors, on a stand-alone basis and excluding any revenue, Adjusted EBITDA and operations derived from the former assets and business of Safety-Kleen, had satisfied during 2013 any or all of the performance goals which the Committee had originally established for the 2012/2013 LTEIP.
Accordingly, acting in accordance with the provisions of the 2010 Plan and the award agreements issued under the 2012/2013 LTEIP described above, the Committee determined at their meeting held on March 3, 2013 as follows with respect to the then outstanding awards for 62,047 restricted shares which had been granted under the 2012/2013 LTEIP and which were then held by the 70 participants in such LTEIP who remained employed by the Company as of that date:
(i) none of the three performance goals established by the Committee for the 2012/2013 LTEIP had been satisfied by December 31, 2012 and therefore none of the restricted shares awarded under such LTEIP had vested as of that date;

(ii) at a meeting to be held or by unanimous written consent by no later than March 30, 2013, the Committee will modify the revenue and Adjusted EBITDA Margin goals originally established for the 2012/2013 LTEIP in order to reflect the combined operations of Clean Harbors and Safety-Kleen during 2013 and enable the Committee to determine during the first quarter of 2014 whether either or both of such modified goals were achieved during 2013 based on the Company's financial statements for such year when such financial statements become available, and that achievement of each of those two modified goals will allow participants to vest up to 50% of their respective performance-based shares under the 2012/2013 LTEIP subject to the requirements for continued employment set forth in the outstanding award agreements; and
(iii) the modification of the performance goals for the 2012/2013 LTEIP described above is appropriate in light of the provisions and objectives of the 2010 Plan and such modification does not materially and adversely affect the rights under the 2010 Plan of the participants who had received and then held performance-based awards under the 2012/2013 LTEIP.
Chief Executive Officer Compensation
As described above, the Company's Board of Directors, acting on the recommendation of the Compensation Committee, sets the annual base salary of the CEO and determines whether any cash bonus, in addition to any such bonus earned under the Company's CEO Annual Incentive Bonus Plan, should be payable. In addition, the Committee sets during the first quarter of each year the performance goals and potential bonuses which may be earned by the CEO for such year under the Company's CEO Annual Incentive Bonus Plan and determines in the first quarter of the following year the extent, if any, to which a bonus has been earned based upon achievement of such performance goals.
On March 5, 2012, the Board of Directors set the base salary for 2012 (retroactive to January 2012) of Alan McKim, the CEO, at $950,000, which represented a $100,000 increase from Mr. McKim's base salary for 2011. The Board approved this increase primarily to provide some additional compensation in light of Mr. McKim's refusal to accept any form of equity compensation and the finding in the August 2010 CFS Consulting report that Mr. McKim's total compensation is significantly lower than for the comparable companies surveyed for purposes of that report.
On February 29, 2012, the Compensation Committee established the terms of the potential CEO annual incentive bonus for 2012 under the CEO Annual Incentive Bonus Plan. The terms provided that the CEO would potentially be able to earn a cash bonus for 2012 of between $712,500 and $1,425,000, based upon whether the Company achieved 2012 revenues (subject to future adjustment in the event of any future significant acquisitions) of between $2.2 and $2.4 billion, Adjusted EBITDA of between $400.0 million and $427.0 million, and improvements in health, safety and compliance statistics based on the Company's total recordable incident rate (“TRIR”) of not more than 1.5 and days away, and restricted activity and transfer rate of achievement (“DART”) of no more than 0.95. The table below describes the respective amounts of the bonus that could potentially be earned for 2012 at the threshold, midpoint and maximum levels for each of these criteria as established by the Committee, as well as the Committee's determination on March 3, 2013 of the extent (if any) to which each of those target levels had been achieved during 2012. Based on the Committee's determination that none of the goals under the CEO Annual Incentive Bonus Plan had been achieved during 2012, the Committee did not grant any bonus to Mr. McKim for 2012 under such Plan.

	Threshold	Midpoint	Maximum	Achievement
Revenue [w/o acquisitions]
Target	$2.20 Billion	$2.30 Billion	$2.40 Billion	$2.19 Billion
Bonus	$142,500	$213,750	$285,000	$—
EBITDA
Target	$400 Million	$413.5 Million	$427 Million	$373.8 Million
Bonus	$427,500	$641,250	$855,000	$—
HS&C
Target	TRIR 1.5	DART 0.95	Both	TRIR = 1.83 and DART = 1.32
Bonus	$142,500	$142,500	$285,000	$—
Total	$712,500	$997,500	$1,425,000	$—

The Compensation Committee believes that the target levels established under the CEO Annual Incentive Bonus Plan for 2012 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company's performance during that year. The Committee also believes that such target levels did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those targets and that, by selecting improvements in health, safety and compliance statistics as one of the three goals for 2012, the goals were consistent with reducing the Company's overall risks.

Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to their “covered employees” to the extent that the annual compensation paid to any such employee exceeds $1.0 million unless such excess qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the CEO and the three next highest paid executives (other than the CFO) in the most recently completed fiscal year. In order to facilitate the Company's ability to fully deduct compensation paid to its executive officers, the Company has adopted, as described above under “Performance-Based Cash Bonuses” and “Chief Executive Officer Compensation,” the Management Incentive Plan and the CEO Annual Incentive Bonus Plan which are structured to cause cash bonuses payable to the covered employees pursuant to those Plans to qualify as “performance-based compensation” under Section 162(m) and therefore be fully deductible for federal income tax purposes. The Company's 2010 Stock Incentive Plan, as approved by the Company's shareholders in May 2010, also permits the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow the compensation arising from such grants and awards to qualify as “performance-based compensation” as defined under Section 162(m).
Since 2005, the Compensation Committee has structured, and intends to continue to structure, cash bonuses paid under the CEO Annual Incentive Bonus Plan, the MIP or as any supplemental bonuses and any stock option grants and restricted stock awards in a manner which will allow full deductibility unless the Committee determines that such limitation would not be in the best interests of the Company or its shareholders.
Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold shares of common stock having a market value equal to at least 2.5 times the then annual compensation for non-employee directors (exclusive of committee and other fees), which amount is currently $115,000, within three years of becoming a director; Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards; and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period. As of March 1, 2013, all of the Company's directors and Named Executive Officers were in compliance with the Company's stock ownership guidelines.
Employment, Termination of Employment and Change of Control Agreements
The Company does not have employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee's options and restricted stock awards become fully vested.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary, offset by the amount of earnings from other employment obtained, for various periods of time up to a maximum of one year after termination of employment. The amount of such severance will be at the rate of the executive's base salary in effect at the time of termination of employment, payable periodically in accordance with the

Company's normal executive salary payment polices, plus continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment for a similar period as the payment of severance.

Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) such executive's employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) such executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) such executive's primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive's position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company's management and recommended that it be included in this proxy statement.

Eugene Banucci, Chairman Daniel J. McCarthy John P. DeVillars Andrea Robertson

SUMMARY COMPENSATION TABLE
The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the two persons who served as Chief Financial Officer during portions of 2012, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2012 (such six executives being collectively the “Named Executive Officers”). The “Stock Awards” and “Total” columns in the table include values for restricted shares which are subject to performance and/or time vesting and which, in the case of such performance awards, are valued based on the probable outcome of the performance conditions as of the respective grant dates. However, the Named Executive Officers may never realize any value from those awards, or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such restricted shares are reported in several different tables in this proxy statement. For that reason, investors should take care to not “double count” the value of such awards.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(4)	Total
Alan S. McKim	2012	$950,000		—	—	—	$—	$1,032	$951,032
Chairman of the Board	2011	$850,000		—	—	—	$1,275,000	$45,441	$2,170,441
and Chief Executive Officer	2010	$750,000		—	—	—	$760,000	$1,032	$1,511,032

James M. Rutledge	2012	$435,000		$50,000	$214,513	—	$257,476	$1,584	$958,573
Vice Chairman, President	2011	$380,000		—	$510,484	—	$550,240	$1,032	$1,441,756
and Chief Financial Officer (5)	2010	$380,000		—	$1,031,840	—	$546,820	$1,032	$1,959,692

Robert E. Gagnon	2012	$125,139		—	$320,140	—	—	$61	$445,340
Former Executive Vice President	2011	$—		—	—	—	—	—	$—
and Chief Financial Officer (6)	2010	$—		—	—	—	—	—	$—

Eric W. Gerstenberg	2012	$395,000		$50,000	$194,786	—	$249,403	$240	$889,429
President,	2011	$375,000		—	$447,555	—	$545,625	$240	$1,368,420
Environmental Services*	2010	$375,000		—	$275,684	—	$528,750	$240	$1,179,674

David M. Parry	2012	$395,000		—	$194,786	—	$211,878	$360	$802,024
President,	2011	$350,000		—	$417,718	—	$507,750	$360	$1,275,828
Industrial and Field Services*	2010	$350,000		—	$297,854	—	$497,000	$240	$1,145,094

Brian P. Weber	2012	$300,000	`	$100,000	$118,366	—	$181,170	$360	$699,896
Executive Vice President -	2011	$300,000		$100,000	$268,122	—	$438,750	$240	$1,107,112
Corporate Planning and	2010	$300,000		—	$157,235	—	$432,000	$240	$889,475
and Development*
__________________________

*	Clean Harbors Environmental Services, Inc.

(1)
Except for (i) the $100,000 bonuses paid for each of 2012 and 2011 to Mr. Weber related to the successful completion of the Company's acquisitions during 2012 (including Safety-Kleen) and 2011 (including Peak) and (ii) the $50,000 bonuses paid for 2012 to each of James M. Rutledge, Vice Chairman and President, related to the successful completion the fourth quarter 2012 financings to partially finance the Safety-Kleen acquisition, and Eric W. Gerstenberg, President-Environmental Services, related to the successful completion of the Safety-Kleen acquisition, the Compensation Committee granted all of the bonuses to the Named Executive Officers described under “Bonus” and “Non-Equity Incentive Plan Compensation” in the table pursuant to (i) in the case of the Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2012, 2011 or 2010 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718. For non-performance awards vesting over time, the full grant date fair value was reported in the grant year. For the performance awards granted in 2012, management believed at the grant date that it was not then probable the two-year performance targets would be achieved in either the grant year or the following year and therefore no grant date fair value was reported. If all of the performance criteria included in the 2012 grants was to be satisfied, the maximum value of the stock awards on the grant date (based on the closing price of the Company's common stock on such date) would have been $300,359 for Mr. Rutledge, $74,347 for Mr. Gagnon, $272,754 for Mr. Gerstenberg, $272,754 for Mr. Parry, and $147,924 for Mr. Weber. For the performance awards granted in each of 2011 and 2010, management believed at the grant date that it was then probable the two-year performance targets would be achieved in either the grant year or the following year, and therefore a full grant date fair value was reported in the grant year.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2012, 2011 or 2010.

(4)	The other compensation for Mr. McKim related primarily to his personal use in 2011 of the Company's jet airplane.

(5)
During 2012, Mr. Rutledge served as Chief Financial Officer from January 1, 2012 to August 20, 2012. Upon the hiring of Mr. Gagnon as Chief Financial Officer on August 20, 2012, Mr. Rutledge assumed the position of Chief Operating Officer. On February 4, 2013, with the resignation of Mr. Gagnon, Mr. Rutledge was re-appointed Chief Financial Officer.

(6)	During 2012, Mr. Gagnon served as Executive Vice President - Finance and Chief Financial Officer from August 20, 2012 to December 31, 2012. He resigned from such positions on February 4, 2013.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain specified performance criteria and personal goals, for payment during the first quarter of 2013 for the year ended 2012 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the restricted and performance shares granted during 2012 under the Company's 2010 Stock Incentive Plan. The actual amounts of the cash bonuses (if any) which were paid for 2012 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2012, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2013 pursuant to the CEO Annual Incentive Bonus Plan or MIP for 2012. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2012.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP			Restricted and Performance Stock Awards
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares
Alan S. McKim	2/29/2012	$712,500	$997,500	$1,425,000	—	—
James M. Rutledge	2/29/2012	$143,550	$361,000	$570,000	—	—
	3/30/2012	—	—	—	4,461	$300,359
	3/30/2012	—	—	—	3,186	$214,513
Robert E. Gagnon	9/11/2012	$28,050	$77,775	$127,500	—	—
	9/11/2012	—	—	—	1,392	$74,347
	9/11/2012	—	—	—	5,000	$267,050
	9/11/2012	—	—	—	994	$53,090
Eric W. Gerstenberg	2/29/2012	$130,350	$314,925	$499,500	—	—
	3/30/2012	—	—	—	4,051	$272,754
	3/30/2012	—	—	—	2,893	$194,786
David M. Parry	2/29/2012	$130,350	$314,925	$499,500	—	—
	3/30/2012	—	—	—	4,051	$272,754
	3/30/2012	—	—	—	2,893	$194,786
Brian P. Weber	2/29/2012	$99,000	$274,500	$450,000	—	—
	3/30/2012	—	—	—	2,197	$147,924
	3/30/2012	—	—	—	1,758	$118,366
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 15, “Stock-Based Compensation,” to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the equity awards held at December 31, 2012 by each of the Named Executive Officers.

	Option Awards
	Number of Shares	Number of Shares			Stock Awards
Name	Underlying Unexercised Stock Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	—	—
James M. Rutledge	—	—	—	—	20,979	$1,154,055
Robert E. Gagnon	—	—	—	—	7,386	$406,304
Eric W. Gerstenberg	—	—	—	—	11,922	$655,829
David M. Parry	—	—	—	—	11,590	$637,566
Brian P. Weber	—	—	—	—	6,355	$349,589
OPTION EXERCISES AND STOCK VESTED
The following table shows for each of the Named Executive Officers the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2012. The high and low sales prices of the Company's Common Stock in 2012 were $71.63 and $46.94, respectively. The last sale price at year-end was $55.01. No stock appreciation rights (“SARs”) were exercised during 2012 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	—	—	—
James M. Rutledge	—	—	17,250	$1,126,480
Robert E. Gagnon	—	—	—	$—
Eric W. Gerstenberg	—	—	8,284	$502,480
David M. Parry	—	—	7,852	$475,722
Brian P. Weber	—	—	4,544	$274,056

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2012. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,154,055
	Key Employee Retention Plan	$435,000	—	$435,000	(4)
Robert E. Gagnon (5)	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$406,304
	Key Employee Retention Plan	$125,139	—	$125,139	(4)
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$655,829
	Key Employee Retention Plan	$395,000	—	$395,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$637,566
	Key Employee Retention Plan	$395,000	—	$395,000	(4)
Brian P. Weber	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$349,589
	Key Employee Retention Plan	$300,000	—	$300,000	(4)
__________________________

(1)	The fair value of the restricted stock is computed using the December 31, 2012 stock price of $55.01.

(2)
Executive is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)	Executive is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

(5)	Mr. Gagnon voluntarily terminated his employment with the Company on February 4, 2013 and therefore did not receive any of the potential payments described in this table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)
The Company's Board of Directors is seeking an advisory vote from the Company's shareowners to approve the compensation of the Company's Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2011 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.
As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareowners.
Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Company's Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Compensation Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•
Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2008 to December 31, 2012, a total shareowner return of 113%, compared to −1% for the NYSE Composite Index and −36% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).

•
Alan S. McKim, the Company's founder and Chief Executive Officer, has always refused to accept any form of equity incentives in light of his status as the largest individual owner of shares in the Company.

•
The Compensation Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives provided in the form of non-performance based restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance shares awarded to the Named Executive Officers (other than Mr. McKim, who has received no equity awards) become vested only if performance is achieved and shares will not become vested simply with the passage of time. The Company has not granted stock options to any of its named executive officers in the past five years.

•
The Compensation Committee's actions reflect its pay-for-performance philosophy. All of the performance shares granted to Named Executive Officers under the 2009-10, 2010-11 and 2011-12 Long Term Equity Incentive Programs vested based upon the Company's strong performance in 2010 and 2011, as well as certain cash bonuses established by the Compensation Committee for 2010 and 2011 because of the Company's strong performance during 2010 and 2011. However, because the performance goals established by the Committee for 2012 were either not achieved or were only partially achieved, none of the cash bonus which could potentially be earned under the Company's CEO Annual Incentive Bonus Plan for 2012 became payable, only 36% of total cash bonuses which could potentially be earned under the Company's Management Incentive Plan (for senior managers other than the CEO) became payable, and none of the performance-based restricted shares granted under the Company's 2012/2013 Long-Term Equity Incentive Program vested during 2012.

•	The Company has not entered into employment agreements with any of its executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which basically requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers (other than the CEO, who has received no restricted stock awards) would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has stock ownership guidelines for directors and executive officers.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

APPROVAL OF 2014 CEO ANNUAL INCENTIVE PLAN
(Item 3 on Proxy Form)
The Company's Board of Directors is requesting that the shareholders approve the Company's 2014 CEO Annual Incentive Plan (the “CEO Incentive Plan”), which was approved by the Compensation Committee of the Company's Board of Directors on March 3, 2013 and by the full Board on March 4, 2013. If approved by the shareholders, the CEO Incentive Plan will become effective on January 1, 2014 and will succeed and replace the Company's existing CEO Annual Incentive Bonus Plan (the “Prior CEO Incentive Plan”), which was approved by the shareholders at the 2009 Annual Meeting and under which annual CEO bonuses have been calculated for each of the four fiscal years ended December 31, 2012 and will be calculated for the fiscal year ending December 31, 2013. The principal reason why the Company's Board of Directors is recommending the shareholders approve the CEO Incentive Plan is because the Prior CEO Incentive Plan will terminate by its terms after the calculation and payment of the CEO bonus (if any) for the year ending December 31, 2013. The features of the CEO Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the CEO Incentive Plan, which is set forth as Appendix A to this proxy statement and marked to show the changes which are being made to the Prior CEO Incentive Plan.
General
The purposes of the CEO Incentive Plan are to provide an incentive each year for performance of the Company's Chief Executive Officer (“CEO”) by making a significant percentage of the CEO's total cash compensation dependent upon the level of the Company's performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the “Code”).
Section 162(m) generally limits the Company's federal income tax deduction for total compensation paid to each of certain executive officers, including the CEO, in any year to $1.0 million unless any excess over $1.0 million qualifies as “performance-based compensation” as defined in Section 162(m). As described above in this proxy statement under “Compensation Discussion and Analysis - Chief Executive Officer Compensation,” and “Summary Compensation Table,” the total compensation paid to Alan S. McKim, the Company's CEO, was $951,032 for 2012, $2,170,441 for 2011 and $1,511,032 for 2010. For the year ended December 31, 2009, Mr. McKim's total compensation was $720,552. Of such total compensation, $1,275,000 paid for 2011, $760,000 paid for 2010, and $95,000 paid for 2009 consisted of cash bonuses under the Prior CEO Incentive Plan, but no portion of such total compensation for 2012 consisted of such a bonus because the Company's performance during 2012 did not achieve any of the Performance Criteria which the Compensation Committee had established for 2012. Because the bonuses for 2011, 2010 and 2009 were paid pursuant to the Prior CEO Incentive Plan, they were fully deductible for federal income tax purposes. If that had not been true, Section 162(m) would have limited the Company's ability to deduct for federal income tax purposes in 2011 and 2010 the portion of those bonuses which, when combined with the CEO's salary and all other compensation for each of those years, exceeded $1.0 million.
Administration
The CEO Incentive Plan will be administered by the Compensation Committee (the “Committee”) of the Company's Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Eugene Banucci, Chairman, Daniel J. McCarthy, John P. DeVillars and Andrea Robertson.
Annual Incentive Bonuses
Under the CEO Incentive Plan, the CEO's annual incentive bonuses (not to exceed $3,000,000 for any one year) will be earned by the CEO or the Company meeting certain Performance Criteria selected by the Committee for each year the Plan is in effect. For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement, and the respective amounts of bonus which may potentially be earned based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. Under the Plan, the Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company's credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, health, safety and compliance statistics (“HS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on an absolute performance under such measure or measures for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group of companies.
On or before the 90th day of each year, the Committee will determine the Performance Criteria for such year and the respective amounts of bonus which can potentially be earned at each of a Threshold and Maximum level of achievement for each such Criteria. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan year is between such Threshold and Maximum levels. The Performance Criteria and the related levels of achievement, as established by the Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each level have been achieved and (2) the total dollar amount of the bonus for each year which has been earned based on such performance. Once the Committee has established for any year the Performance Criteria and the related Threshold and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.
Within 75 days following the end of each year, the Committee will determine and certify in writing to the full Board whether or not each of the Performance Criteria has been satisfied and, if so, at what level, and the amount, if any, of the total bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of the total bonus earned, as certified by the Committee, will be payable to the CEO on or before March 15 of the year following the award year.
Amount of Potential Annual CEO Bonuses
The Company cannot now predict the amount, if any, which the CEO may earn in the future under the CEO Incentive Plan if it is approved by the shareholders and becomes effective on January 1, 2014. However, as described in the marked copy of the CEO Incentive Plan which is attached to this proxy statement as Appendix A, the provisions of the CEO Incentive Plan are substantially similar to those of the Prior CEO Incentive Plan under which CEO bonuses were calculated for each of the four fiscal years ended on December 31, 2012 and will be calculated for the fiscal year ending December 31, 2013. As described above under “General,” Mr. McKim did not receive any bonus under the Prior CEO Incentive Plan for the fiscal year ended December 31, 2012 and the respective amounts of the CEO annual bonuses which were paid for 2011, 2010 and 2009 were $1,275,000 for 2011, $760,000 for 2010 and $95,000 for 2009. On March 3, 2013, the Committee established the terms of the potential CEO annual incentive bonus for 2013. The respective amounts of the bonus which may be earned at the Threshold, Target and Maximum levels established by the Committee for 2013 are as follows (with the level of achievement to be based on certain specified percentages of the currently budgeted amounts of revenue and Adjusted EBITDA and targeted levels of HS&C statistics):

	Threshold	Midpoint	Maximum

Revenue [w/o major acquisitions]
Bonus	$142,500	$285,000	$427,500
Adjusted EBITDA
Bonus	$427,500	$855,000	$1,282,500
HS&C
Bonus	$—	$285,000	$427,500
Total	$570,000	$1,425,000	$2,137,500
____________________
In accordance with the terms of the Prior CEO Incentive Plan, in no event shall the aggregate bonus paid for 2013 exceed $2,000,000.

Term of the Plan
If the shareholders approve the CEO Incentive Plan at the annual meeting, the Plan will become effective on January 1, 2014 and will remain in effect through payment of the bonus (if any) to the CEO for the year ending December 31, 2018, unless it is earlier terminated by the Board or the Board's Compensation Committee. The Board or the Compensation Committee may amend, suspend or terminate the Plan at any time, except that no amendment may be made without shareholder approval if shareholder approval is necessary for bonuses payable under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code.
Miscellaneous
Should Alan McKim cease for any reason to serve as the Company's CEO during the five-year period during which the Plan (if approved by the shareholders) will remain in effect, the Plan limits the maximum amount of annual incentive bonuses which may be paid with respect to the services of Mr. McKim and all other persons serving as CEO in any such fiscal year to $3,000,000. This limitation is intended to assure that any performance bonuses which a successor CEO might receive for any year during such period would qualify for deduction under Section 162(m) without the need for an additional shareholder vote as long as the Performance Criteria for that year are satisfied and the aggregate performance bonuses paid to Mr. McKim and such successor for that year do not exceed $3,000,000.
A CEO may receive a pro rata portion of an annual incentive bonus otherwise earned by the Company's performance if the CEO's employment terminates during the year due to death, disability or retirement. An individual who becomes CEO during the year may receive a pro rata award based on the original terms of the bonus, or the Committee may establish separate bonus terms based on the Company's performance for all or part of the remainder of the year. If a change in control, as defined in the Plan, occurs during a year for which Performance Criteria have been established, the Performance Criteria will be deemed to have been achieved at the midpoint between the Threshold and Maximum levels, and a pro rata portion of the annual incentive bonus so determined for that year shall be payable immediately. Except as set forth above in this paragraph, an individual must be employed as CEO during the entire fiscal year in order to earn an annual incentive bonus for that year under the Plan.
Vote Required for Approval
Approval of the CEO Incentive Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve the Plan (whether by reason of marking the “abstain” box on a proxy card or as a result of broker “non-votes”) will not be taken into account in the voting. If the Plan is not approved by the shareholders, the Company's Board of Directors anticipates that it will, acting on the recommendation of the Compensation Committee, likely grant in the future potential bonuses to the CEO similar to those paid or potentially payable (based on satisfaction of Performance Criteria established each year by the Committee) for the five years ended December 31, 2013 described above. However, if the shareholders do not approve the CEO Incentive Plan, Section 162(m) of the Code would limit the Company's ability to deduct for federal income tax purposes the amount by which any such bonus causes the total base compensation and bonus paid to the CEO for any year to exceed $1,000,000.
The Board of Directors recommends that shareholders vote “FOR” approval of the CEO Incentive Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Plan.

APPROVAL OF AMENDMENT TO SECTIONS 8 AND 10(i) OF THE COMPANY'S 2010 STOCK INCENTIVE PLAN

(Item 4 on Proxy Form)
On March 8, 2010, the Company's Board of Directors adopted, and on May 10, 2010, the Company's shareholders approved, the Clean Harbors, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). The Board adopted, and recommended that the shareholders approve, the 2010 Plan because the Board believes that grants of equity incentives under the 2010 Plan are important to the Company and its shareholders in order to enable the Company to attract, retain and reward highly qualified officers, directors, consultants and advisors and to motivate them to promote the Company's long-term growth, profitability and success. As discussed under “Compensation Discussion and Analysis” above in this proxy statement, the use of long-term equity incentives is a major portion of the Company's compensation programs.
The 2010 Plan is now the only plan under which the Company may grant equity incentives to the employees, directors, consultants and advisors of the Company and its subsidiaries, although the Company does also have an employee stock purchase plan under which employees of the Company and its subsidiaries may purchase shares of common stock at 85% of their current market price. As of March 15, 2013, there were outstanding under the 2010 Plan no stock options but rather restricted stock awards for an aggregate of 499,908 shares which will be forfeited if certain vesting and performance restrictions are not satisfied, and there were then a total of 5,363,909 additional shares which may potentially be issued in the future pursuant to awards granted under the 2010 Plan. A copy of the 2010 Plan, as amended on May 10, 2010, is available on the Securities and Exchange Commission's website at www.sec.gov as Exhibit 10.54 to the Company's Report on Form 8-K filed on May 14, 2010, and the Company will also provide a copy of the Plan without charge upon request to: Clean Harbors, Inc., 42 Longwater Drive, Norwell MA 02061-9149, Attention: Executive Offices.
The 2010 Plan provides for awards (“Awards”) of the Company's common stock in the form of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, and (v) Other Stock-Based Awards. The Plan is administered by the Compensation Committee of the Company's Board of Directors composed of not less than two independent directors (the “Committee”) except that, in the case of any Awards granted under the 2010 Plan to non-employee directors of the Company, such Awards are made and administered by the full Board of Directors. Under the 2010 Plan, all employees, directors, consultants and advisors of the Company or any of its subsidiaries are eligible to participate to the extent the Committee (or, in the case of non-employee directors, the full Board), in its discretion, shall grant Awards to them.
The 2010 Plan is designed in part to enable the Company to provide certain forms of performance-based compensation to senior executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1.0 million in any one year. Section 162(m) excludes from the $1.0 million limitation on tax deductibility performance-based compensation meeting certain requirements. Awards under the 2010 Plan that are intended to satisfy the Section 162(m) performance-based compensation exception are subject to the terms and conditions of the 2010 Plan. The Company anticipates that compensation related to all performance-based awards granted under the 2010 Plan will be deductible as performance-based compensation not subject to the $1.0 million limitation on deductibility.
The 2010 Plan provides that the Company's Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time. However, no amendment may be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements of the New York Stock Exchange (or any other exchange on which the Company's Common Stock may then be listed) or for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.
In particular, in order to comply with the requirements of Section 162(m) of the Code as described above, shareholder approval is required not less frequently than every five years for the “material terms” of the performance measures from which the Committee may select for purposes of making performance-based Awards under the 2010 Plan. For purposes of Section 162(m), the “material terms” include (i) the employees eligible to receive compensation under the Plan, (ii) a description of the business goals on which the performance criteria are based, and (iii) the maximum award that can be paid to an employee under the performance goals. Shareholder approval of general business criteria as performance measures (even without specific targeted levels of performance) will permit compensation related to performance-based incentive awards to be fully tax deductible under Section 162(m), provided that the shareholders approve the material terms of the performance measures at least every five years and the Committee sets objective performance criteria consistent with these performance measures for each Award. Shareholder approval of the proposed amendment to Sections 8 and 10(i) of the 2010 Plan will be deemed to constitute approval of the material terms of the performance measures under the Plan for purposes of the approval requirements of Section 162(m) of the Code.

Acting in accordance with the foregoing provisions, the Company's Board of Directors, on the recommendation of the Compensation Committee, approved on March 4, 2013, subject to approval by the Company's shareholders, an amendment to Section 8, which relates to grants of “Other Stock-Based Awards,” and Section 10(i), which relates to grants of “Performance Awards” under the 2010 Plan. The proposed amendment is set forth in Appendix B to this proxy statement, which is marked to show the changes from the current provisions of those Sections. Except as described below and in Appendix B, the proposed amendment does not affect any other current provisions of the 2010 Plan and, in particular, the proposed amendment does not increase the maximum number (which is 6.0 million after giving effect to the two-for-one split of the Company's common stock on July 26, 2011) of the Company's common stock which may be issued pursuant to Awards made under the Plan.

Section 8 of the 2010 Plan. Section 7(d)(4) of the 2010 Plan provides that the minimum vesting period for Restricted Stock Awards which are not Performance Awards is three years from the date of such Restricted Stock Awards, provided that such awards may vest proportionately in annual increments based on continued employment or service during such vesting period. During each fiscal year, the Committee has traditionally made Restricted Stock Awards at various dates, particularly in the case of newly-hired employees, and Section 7(d)(4) has therefore required that the potential release of such Restricted Stock occur, subject to continued employment, on various anniversaries of the original grant dates. In order to reduce the administrative burden relating to release at various times during each year to the multiple holders of Restricted Stock Awards, the Company would like all future vesting of Restricted Stock Awards (irrespective of the respective grant dates during each year) to be effective as of certain uniform quarterly vesting dates during each fiscal year. Although most grants of Restricted Stock would continue to satisfy all of the vesting requirements of Section 7(d)(4), some grants would likely have a slightly shorter vesting period and therefore not satisfy all of such vesting requirements in Section 7(d)(4).

Section 8 of the 2010 Plan now permits grants of up to 600,000 (after giving effect to the two-for-one stock split of the Company's common stock on July 26, 2011) shares of the Company's common stock as Other Stock-Based Awards. Subject to such limitation on the total number of shares which may be granted under Section 8, Section 8 currently allows grants of shares without restrictions, but that Section does not currently apply to grants of Restricted Stock. In cases where the timing of grants of Restricted Stock is such that the grants would not meet all of the vesting requirements of Section 7(d)(4), the Company would like, subject to the existing limitation on the number of total shares which may be granted under Section 8, to be able to grant such Restricted Stock under Section 8. Accordingly, as described in the marked changes to the current provisions of Section 8 shown on Appendix B, the Committee and the Company's Board of Directors are recommending that Section 8 be amended to include grants of Restricted Stock.

Section 10(i) of the 2010 Plan. Section 10(i) of the 2010 Plan sets forth the performance criteria from which the Committee may select for purposes of granting Performance Awards under the Plan. Under the current provisions of Section 10(i), the Committee shall specify, for any Award that is intended to qualify as Performance-Based Compensation, that the payment of such Compensation shall be subject to the achievement of one or more objective performance measures pre-established by the Committee, which shall be objective and shall meet the requirements of Section 162(m) of the Code, including the requirement that the levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”
Section 10(i) now provides that the Committee may select, for purposes of making Performance Awards, one or more of the following criteria for the Company and its subsidiaries, on a consolidated basis, and/or for any present or future parent or subsidiary of the Company, or for business or geographical units of the Company and/or any present or future parent or subsidiary of the Company (except with respect to the total shareholder return and earnings per share criteria): (i) earnings per share; (ii) revenues or margins; (iii) cash flow; (iv) operating margin; (v) return on the net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (ix) working capital; (x) management of fixed costs or variable costs; (xi) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (xii) total shareholder return; and (xiii) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determined should appropriately be excluded, including without limitation (A) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (B) events either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (C) changes in accounting standards required by generally accepted accounting principles.

As described in the marked changes on Appendix B, the Committee and the Company's Board of Directors are recommending that those current provisions of Section 10(i) be continued, but with certain changes primarily for the following reasons. First, in order to cause the relevant provisions to be consistent with the comparable provisions in the Company's Amended and Restated Management Incentive Plan, which relates to potential cash bonuses for the Company's senior managers and which was approved by the shareholders at the Company's 2012 annual meeting, certain clarifications are proposed, particularly with respect to how certain criteria relating to the Company's earnings before interest, taxes, depreciation and amortization are defined. Second, in light of the major importance to the Company of maintaining and improving the Company's health and safety performance from the standpoints of employee safety, regulatory compliance, and customer requirements, certain criteria relating to health, safety and compliance statistics are being added in a manner consistent with the Company's CEO Annual Incentive Plan (as such Plan is proposed to be amended and restated as described in this proxy statement under “Approval of 2014 CEO Annual Incentive Plan”). Third, the circumstances under which the Committee can modify the performance goals under outstanding Awards, particularly in the light of subsequent events such as major acquisitions, are proposed to be clarified.
The Company's Board of Directors believes that these proposed changes to Section 10(i) of the 2010 Plan are desirable from the standpoint of the Company and its shareholders, particularly because they will result in a more uniform set of performance criteria being available to the Committee for purposes of establishing, and determining the level of achievement, of performance goals under the Company's three current incentive plans, namely the Company's 2010 Stock Incentive Plan (under which the Committee can grant equity incentives) and the Company's Management Incentive Plan and CEO Annual Incentive Plan (under both of which the Committee can grant cash bonuses).
Equity Compensation Plan Information
If the shareholders approve the proposed amendment to the current provisions of Sections 8 and 10(i) of the 2010 Plan, the Company cannot now predict the number of shares of the Company's common stock which will be issued in the future under the Plan to specific participants or groups of participants in the Plan in a manner consistent with the overall limitations under the Plan (which will not be affected by the proposed amendment) on the total number of shares which may be issued to all participants or to any single participant. Through December 31, 2012, the Company had issued under the 2010 Plan total Awards (all of which consisted of Restricted Stock) for an aggregate of 576,722 shares. Of that total, Awards for an aggregate of 136,183 shares had by then vested, Awards for an aggregate of 371,231 shares potentially could vest in the future based upon satisfaction of performance and/or time vesting requirements, and awards for an aggregate of 69,308 shares had by then been forfeited because the vesting requirements under the respective award agreements had not been satisfied.
The following table shows all of the restricted stock which had been granted under the 2010 Plan through December 31, 2012 to each of the Named Executive Officers listed in the “Summary Compensation Table” earlier in this proxy statement and to the other groups specified in the table. See “Compensation Discussion and Analysis” and the related tables in this proxy statement for a further description of those Restricted Stock Awards which had been granted to the Named Executive Officers (other than the CEO).

Name and Principal Position	No. of Restricted Shares
Alan S. McKim Chairman of the Board and Chief Executive Officer	—
James M. Rutledge Vice Chairman, President and Chief Financial Officer	16,767
Robert E. Gagnon Former Executive Vice President and Chief Financial Officer	7,386
Eric W. Gerstenberg President, Environmental Services*	19,628
David M. Parry President, Industrial and Field Services*	18,782
Brian P. Weber Executive Vice President - Corporate Planning and Development*	9,355
All other current executive officers as a group (11 persons)	78,409
All current non-employee directors as a group (9 persons)	36,660
All current and previous non-executive officer employees and previous directors as a group (177 persons)	389,735
________________

*	Clean Harbors Environmental Services, Inc.

Vote Required for Approval
Approval of the proposed amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve such amendments (whether by reason of marking the “abstain” box on a proxy card or as a result of broker “non-votes”) will not be taken into account in the voting. If such amendment is not approved by the shareholders, the current provisions of Sections 8 and 10(i) of the 2010 Plan, as described above and in Appendix B to the proxy statement (which is marked to show the proposed changes to those current provisions), will remain in effect. However, because Section 162(m) of the Code requires that the shareholders approve the material terms of the performance measures for performance-based awards at least every five years, a failure by the shareholders to approve the proposed amendment at the annual meeting would (unless such performance measures, with or without modification, are subsequently approved by the shareholders within that period) adversely affect the Company's ability to deduct for federal income tax purposes all or a portion of the compensation expense which may be realized in the future by certain participants in 2010 Plan who are granted performance-based Awards under the Plan.
The Board of Directors recommends that shareholders vote “FOR” approval of the proposed amendment to Sections 8 and 10(i) of the Company's 2010 Stock Incentive Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of such amendment.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 5 on Proxy Form)
Selection of the Company's Independent Registered Public Accountant
Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors selects the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2013. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2006. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.
In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.
During the two most recent fiscal years of the Company ended December 31, 2012, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte  as the Company's independent registered public accounting firm for 2013 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit and Related Fees
In addition to retaining Deloitte to audit the Company's consolidated financial statements for the two years ended December 31, 2012, the Company and its subsidiaries retained Deloitte to provide tax and certain other services for 2012 and 2011. The aggregate fees and expenses billed for 2012 and 2011 for these services were as described in the following table:

	For the Year
	2012	2011
Audit Fees	$3,332,657	$2,594,572
Audit-Related Fees	515,189	90,250
Tax Fees	40,900	73,798
All Other Fees	2,200	2,200
	$3,890,946	$2,760,820
Audit Fees ($3,332,657 for 2012 and $2,594,572 for 2011) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Form 10-Q reports, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees ($515,189 for 2012 and $90,250 for 2011) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category for 2012 included work performed related to a response to a comment letter from the Securities and Exchange Commission, an $800.0 million senior unsecured offering which was privately placed in July 2012, a subsequent registered exchange offering relating to such notes, a public offering of 6.9 million shares of the Company's common shock, and a $600.0 million senior unsecured offering which was privately placed in December 2012. The services for the fees disclosed under this category for 2011 included work performed related to a $250.0 million senior secured offering which was privately placed in March 2011, a subsequent registered exchange offering relating to such notes, and a response to a comment letter from the Securities and Exchange Commission.
Tax Fees ($40,900 for 2012 and $73,798 for 2011) include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice.
All Other Fees ($2,200 for each of 2012 and 2011) include fees and expenses for services which do not fall within the categories described above.
The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2012 and 2011 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 9, 2008, is available on the Company's website at www.cleanharbors.com. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2012 and 2011, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte have also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte the firm's independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2012 and 2011 consisted primarily of tax services, is compatible with the independence standard.
Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2012 and 2011 be included in the Company's Annual Report on Form 10-K for 2012, and the Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2013. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Thomas J. Shields, Chairman
Eugene Banucci
John F. Kaslow
Andrea Robertson

Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

PERFORMANCE GRAPH
The following graph compares the five-year return from investing $100 in each of our common stock, the NYSE Composite Index, and an index of environmental services companies (custom peer group) compiled by CoreData. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date was December 31, 2007, when our common stock closed at $25.85 per share.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NYSE COMPOSITE INDEX, AND CUSTOM PEER GROUP
ASSUMES $100 INVESTED ON JAN. 1, 2008
ASSUMES DIVIDEND REINVESTED
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2012 such filing requirements were satisfied on a timely basis, except that John DeVillars, David Eckelbarger, Simon Gerlin, Eric Gerstenberg, Curt Knapp, Alan McKim, James Rutledge and Tom Seeger were each late in filing one Form 4 and Robert Craycraft, David Eckelbarger, Phillip Hobson and Curt Knapp were each late in filing a Form 3 upon joining the Company.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2014 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than November 27, 2013.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2014 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company's principal executive offices not later than December 6, 2013. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4C to the Company's Report on Form 8-K as filed on December 6, 2011, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION
Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Offices. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.
OTHER MATTERS
Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
March 22, 2013
THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

Appendix A
CLEAN HARBORS, INC.
2014 ANNUAL CEO INCENTIVE ~~BONUS~~ PLAN

1.	Purposes.
The purpose of the Clean Harbors, Inc. 2014 Annual CEO Incentive ~~Bonus~~ Plan (the “Plan”) is to provide each year an incentive for performance of the Company’s Chief Executive Officer (“CEO”) by making a significant percentage of the CEO’s total CEO compensation dependent upon the level of ~~corporate~~the Company’s performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Internal Revenue Code (the “Code”). The Plan succeeds and replaces, for Plan Years commencing with the Plan Year beginning on January 1, 2014, the Company’s prior Annual CEO Incentive Bonus Plan under which bonuses payable to the CEO for Plan Years through the Plan Year ending December 31, 2013 have been calculated.

2.	Definitions in Last Section.
Unless defined where the term first appears in the Plan, capitalized terms shall have the respective meanings set forth in Section 6.

3.	CEO Annual Incentive Bonus.
(a)    Establishment of Potential Annual Incentive Bonus. On or before the 90th day of each Plan Year, the Committee shall determine and set forth in writing the Performance Criteria for such Plan Year, and, where deemed appropriate by the Committee, Threshold and Maximum Levels of Achievement for each such Performance Criteria, and the respective amounts of bonus which can potentially be earned based on attainment of each such Level of Achievement. If the Committee establishes Threshold and Maximum Levels of Achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any Plan Year is between such Threshold and Maximum Levels. Each of the Performance Criteria and the Levels of Achievement must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total dollar amount of the Annual Incentive Bonus (if any) for each Plan Year which has been earned based on such performance. Once the Committee has established for any Plan Year the Performance Criteria and the related Levels of Achievement, the Committee may not thereafter change those Criteria or Levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary in order to adjust for effects of extraordinary events (such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles) which affect the calculation of such Criteria or Levels and which become effective during such Plan Year.
(b)    Determination and Certification of Incentive Bonus Amount. Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board whether or not each of the Performance Criteria has been satisfied and, if so, at what Level of Achievement, and the amount, if any, of the total Annual Incentive Bonus payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential Annual Incentive Bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of any Annual Incentive Bonus, as so certified by the Committee, shall be communicated in writing to the CEO and shall be payable to the CEO as provided in Section 3(f).
(c)    Definition of Accounting Terms. Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual Incentive Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria and the Levels of Achievement shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission. Notwithstanding the foregoing, the term “Adjusted EBITDA” shall be calculated in accordance with the Company’s then outstanding credit agreement or as then stated in the Company’s reports filed with the Securities and Exchange Commission.
(d)    Maximum Annual Incentive Bonus. The maximum amount of the Annual Incentive Bonus payable to all Participants serving as CEO in any fiscal year of the Company shall be limited to $~~2,000,000.~~3,000,000.

(e)    Employment Requirement for Annual Incentive Bonus Payment and Exceptions Thereto.
(i)    Except as provided in Section 3(e)(ii), payment of an Annual Incentive Bonus to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to that Plan Year and, except as set forth in Section 3(g), only if the Participant has been employed by the Company as its CEO for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year).
(ii)    If, under circumstances described in this Section 3(e)(ii), a Participant has been employed by the Company as CEO for only part of a Plan Year, a pro-rata Annual Incentive Bonus shall be paid to the Participant. The pro-rata Annual Incentive Bonus shall be calculated by multiplying the Annual Incentive Bonus which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the Participant’s days of such employment during the Plan Year (except as provided in Section 3(e)(ii)(D)) and the denominator of which shall be 365. The circumstances under which such a pro-rata Annual Incentive Bonus shall become payable with respect to a Plan Year are the following:
(A)    the Participant’s employment terminated during the Plan Year under circumstances which qualify the Participant for retirement (including early retirement) under the Company’s Section 401(k) Plan (or any successor plan thereto);
(B)    the Participant died during the Plan Year;
(C)    the Participant became CEO of the Company during the Plan Year and remained so employed on the last day of the Plan Year; or
(D)    the Participant was disabled (within the meaning of the Company’s long-term disability plan) during part of the Plan Year, in which event the numerator of the fraction used to calculate the pro-rata Annual Incentive Bonus shall be either the days of the Plan Year during which the Participant was actively at work or such other number (which shall not be more than 365) as is determined by the Committee in its sole discretion.
(f)    Time of Payment; Termination for Cause. Except as provided in Section 3(g), any Annual Incentive Bonus to which a CEO becomes entitled under this Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15th immediately following completion of the Plan Year. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant’s Annual Incentive Bonus with respect to a Plan Year, no Annual Incentive Bonus shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant’s employment was made for cause.
(g)    Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur following completion of a Plan Year as to which the actual Annual Incentive Bonus to be paid has been determined but such Bonus has not yet been paid, such Bonus shall be paid immediately in cash, (ii) if a Change in Control shall occur following completion of a Plan Year as to which the actual Bonus to be paid has not yet been determined, such Annual Incentive Bonus shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which a potential Annual Incentive Bonus has been established but the actual Annual Incentive Bonus to be paid has not yet been determined, such Plan Year shall be deemed to have been completed, each of the Performance Criteria shall be deemed to have been satisfied at the midpoint between the Threshold and Maximum Levels of Achievement, and a pro rata portion of the Annual Incentive Bonus so determined for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to the Participant.

4.	Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.
No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Annual Incentive Bonus hereunder.

5.	General Provisions.
(a)    No Right to Continued Employment. Nothing in the Plan or in any potential Annual Incentive Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company either as CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.
(b)    Withholding Taxes. The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.
(c)    Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with Section 162(m) of the Code or other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment of the Plan shall be made without shareholder approval if shareholder approval of the amendment is necessary for each Annual Incentive Bonus under the Plan to continue to qualify as “performance-based compensation” under Section 162(m) of the Code.
(d)    Participant Rights. No Participant in the Plan for a particular Plan Year shall have any claim to be granted any Annual Incentive Bonus under the Plan for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual Incentive Bonus with respect to any Plan Year or any subsequent Plan Year.
(e)    Unfunded Status of Annual Incentive Bonuses. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual Incentive Bonus, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(f)    Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual Incentive Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person potentially entitled to receive such right or interest.
(g)    Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.
(h)    Effective Date and Shareholder Approval. The effective date of the Plan shall be January 1, ~~2009,~~2014, provided that the adoption of the Plan ~~is~~has been approved by a majority of the votes cast at a meeting of the shareholders of the Company duly held ~~following~~prior to such date at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and entitled to vote. ~~Although the terms of a potential Annual Incentive Bonus may be established by the Committee prior to such shareholder approval of the Plan, any such Bonus shall be subject to such shareholder approval being obtained, and no payments in respect of such Bonus shall be made prior to or in the absence of such shareholder approval.~~ Subject to such approval by the shareholders, the Plan shall continue in effect until payment of the Annual Incentive Bonus (if any) for the Plan Year ending December 31, ~~2013,~~2018, unless earlier terminated by the Board or the Committee.

6.	Definitions.
The following terms, as used herein, have the following meanings:

(a)
“Annual Incentive Bonus” means any Annual Incentive Bonus to which a Participant may become entitled pursuant to the Plan; provided, however, that the establishment by the Committee of a potential Annual Incentive Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus until such Bonus has been earned and becomes payable pursuant to other provisions hereof.

(b)	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the term of the Plan:
(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the effective date of the Plan constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(f)
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

(g)
“Committee” means the Compensation Committee of the Board, which shall consist during the term of the Plan of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be both (i) an “outside director,” as then defined under Section 162(m) of the Code and (ii) an “independent director” within the meaning of the listing requirements of the primary stock exchange on which the common stock of the Company may then be listed.

(h)
“Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or (except as used in the definitions of Change in Control and Person in this Section 6) any successor corporation.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j)	“Levels of Achievement” mean a Threshold Level of Achievement and a Maximum Level of Achievement which may be established by the Committee with respect to any Performance Criteria for each Plan Year.

(k)
“Maximum Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual Incentive Bonus, which is based on achievement of that Performance Criteria, to be earned.

(l)	“Participant” means an individual serving as CEO of the Company for whom a potential Annual Incentive Bonus is established by the Committee with respect to the relevant Plan Year.

(m)
“Performance Criteria” means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Bonus has been earned in whole or in part. Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization (“, with such adjustments as are then described in the Company’s credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, health, safety and compliance statistics (“HSCHS&C Compliance”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company’s outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on the Company’s absolute performance under any such measure or measures for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies.

(n)
“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which as of January 1, 2009 is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.

(o)	“Plan” means this Clean Harbors, Inc. 2014 CEO Annual Incentive Bonus Plan, as amended from time to time.

(p)
“Plan Year”means the Company’s fiscal year, except that if a Participant becomes the CEO during a fiscal year, the Committee may establish a Plan Year for such Participant consisting of all or part of the remainder of such fiscal year. In case of a Plan Year which is less than a full calendar year, the Committee shall establish the terms of the potential Annual Incentive Bonus, as provided in Section 3(a), before 25% of such Plan Year has elapsed.

(q)
“Threshold Level of Achievement” means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual Incentive Bonus which is based on achievement of that Performance Criteria to be earned.

Appendix B

AMENDMENT TO SECTIONS 8 AND 10(i) OF CLEAN HARBORS, INC. 2010 STOCK INCENTIVE PLAN
This Amendment to the Clean Harbors, Inc. 2010 Stock Incentive Plan (as amended to date, the "Plan"), is hereby made and adopted by the Board of Directors of Clean Harbors, Inc. (the "Company"), this Amendment to become effective subject to and on the date (the "Effective Date") on which this Amendment shall be approved by the shareholders of the Company, all in accordance with Section 11(d) of the Plan.

1. As of the Effective Date, Sections 8 and 10(i) of the Plan are amended to read as follows (with the marked changes showing the revisions to the wording of such Sections as heretofore in effect):

8.    Other Stock-Based Awards
Subject to the other provisions of the Plan (including, without limitation, the limitation under Section 4(b)(ii) to ~~300,000~~600,000 (after giving effect to the two-for-one stock split of the Company's Common Stock on July 26, 2011) maximum shares of Common Stock which may potentially be involved in Other Stock-Based Awards), the Committee may grant to Participants “Other Stock-Based Awards” consisting of restricted or non-restricted shares of Common Stock or other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock but which are not Options, SARs, ~~Restricted Stock~~ or Restricted Stock Units~~.~~ (but which may be Restricted Stock that does not satisfy all of the vesting requirements specified in Section 7(d)(4)). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall determine the conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
10.    General Provisions Applicable to Awards
(i) Performance Awards.
(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b) on the maximum number of shares covered by such Awards.
(2) Committee. Grants of Performance Awards (“Performance-Based Compensation”) to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) shall be made only by the Committee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.
(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the payment of such Compensation shall be subject to the achievement of one or more objective performance measures pre-established by the Committee, which shall be objective and shall meet the requirements of Section 162(m), including the requirement that the levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for any present or future parent or subsidiary of the Company, or for business or geographical units of the Company and/or any present or future parent or subsidiary of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share; (ii) revenues ~~or margins~~; (iii) cash flow; (iv) operating margin; (v) return on the net assets, investment, capital, or equity; (vi) economic value added; (vii) direct contribution; (viii) net income; pretax income; or earnings~~; earnings~~ from continued operations; (ix) income before ~~interest and taxes;~~ earnings before interest, taxes, depreciation and amortization~~; earnings after interest expense~~ and with such other adjustments as shall be consistent with the Company's then credit agreement or the Company's reports then being filed with the Securities and ~~before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans~~Exchange Commission (“Adjusted EBITDA”); (x) ratio of ~~the Company; (ix)~~Adjusted EBITDA to revenues (“Adjusted EBITDA Margin”); (xi) working capital; (~~x~~xii) management of fixed costs or variable costs; (xiii) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including ~~strategic~~ mergers, acquisitions or

B-1

divestitures; (xi~~i~~v) total shareholder return; (xv) health, safety and ~~(xiii~~compliance statistics; and (xvi) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (A) acquisitions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (B) events either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (C) changes in accounting standards required by generally accepted accounting principles.
(4) Performance Periods. Achievement of performance goals in respect of a Performance Award shall be measured over a period no shorter than 12 months and no longer than five years, as specified by the Committee (the “Performance Period”). Performance goals shall be established not later than 90 days after the beginning of any period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).
(5) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Performance Awards subject to this Section 10(i), but may not exercise discretion to increase any such amount payable to a Participant in respect of a Performance Award subject to this Section 10(i). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a Performance Period or settlement of such Awards.
(6) Certification Requirement. No Performance-Based Compensation shall vest or be paid under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance-based compensation” under Section 162(m).
(7) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.
2. Except as amended herein, all other terms and conditions of the Plan shall continue in full force and effect.

B-2

CLEAN HARBORS, INC.
ATTN: CAROLIN MURCHIE
42 LONGWATER DRVE
P.O. BOX 9149
NORWELL, MA 02061-9149

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To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 John P. DeVillars 02 Daniel J. McCarthy 03 Andrea Robertson 04 James M. Rutledge

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2012 Annual Report is/are available at www.proxyvote.com .

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
May 6, 2013
This proxy is solicited by the Board of Directors

The undersigned hereby appoints James M. Rutledge, C. Michael Malm and John R. Beals, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Monday, May 6, 2013, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's executive compensation, (iii) for approval of the Company's 2014 CEO Annual Incentive Plan, (iv) for approval of the proposed amendment to Sections 8 and 10 (i) of the Company's 2010 Stock Incentive Plan, and (v) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

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